Exhibit 4.1
Execution Version

ARCOSA, INC.

4.375% SENIOR NOTES DUE 2029

INDENTURE

DATED AS OF APRIL 6, 2021

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

TABLE OF CONTENTS

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Appendix

Appendix A	Provisions Relating to Initial Notes and Additional Notes

Exhibits

Exhibit A	Form of Note
Exhibit B	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors
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This Indenture, dated as of April 6, 2021, is by and among Arcosa, Inc., a Delaware corporation, the Guarantors (as defined below) party hereto, and Wells Fargo Bank, National Association, as trustee (in such capacity, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder, the “Trustee”).
The Issuer, the Guarantors and the Trustee, for the benefit of itself and the Holders (as defined below), agree as follows:
ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.1.    Definitions.
“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article II and otherwise in compliance with the provisions of this Indenture, whether or not they bear the same CUSIP number.
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agent” means any Registrar, Paying Agent, transfer agent or other agent appointed pursuant to this Indenture.
“Applicable Premium” means the greater of (1) 1.0% of the principal amount of such Note and (2) on any redemption date, the excess (to the extent positive) of:
(a)    the present value at such redemption date of (i) the redemption price of such Note at April 15, 2024 (such redemption price (expressed in percentage of principal amount) being set forth in the table appearing under Section 3.7(c) (excluding accrued but unpaid interest, if any)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest, if any), computed as of the redemption date using a discount rate equal to the Applicable Treasury Rate plus 50 basis points; over
(b)    the outstanding principal amount of such Note, in each case, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate. The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium or any information used in connection with such calculations.
“Applicable Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the redemption date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to April 15, 2024; provided, however, that if the period from the redemption date to April 15, 2024 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
“Attributable Indebtedness” in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”
“Authenticating Agent” means an agent appointed by the Trustee in accordance with Section 2.2(d) and Section 7.11 hereof for the purpose of authenticating the Notes.
“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, winding-up, restructuring, examinership or similar debtor relief laws.
“Board of Directors” means (1) with respect to the Issuer or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (3) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (4) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Issuer.
“Board Resolution” means a copy of a resolution certified by the Secretary or an Officer of the Issuer to have been adopted by the Board of Directors or pursuant to authorization by the Board of Directors and to be in full force and effect on the date of the certificate and delivered to the Trustee.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close.
“Capital Stock” of any Person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of, or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.
“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease (and, for the avoidance of doubt, not a straight-line or operating lease) for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty; provided that all obligations of the Issuer and its Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect prior to January 1, 2019 (whether or not such lease was in effect on such date) shall be accounted for as an operating lease (and not as a Capitalized Lease Obligation) for purposes of this Indenture regardless of any change in GAAP on or following January 1, 2019 that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation.
“Cash Management Obligations” means (1) obligations in respect of any overdraft and other liabilities arising from treasury, depository, cash pooling arrangements, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services, or other cash management arrangements or any automated clearing house arrangements, (2) obligations in respect of netting or set off arrangements, credit, debit or purchase card programs, stored value card and similar arrangements and (3) other obligations in respect of any other services related, ancillary or complementary to the foregoing.
“Change of Control” means:
(1)    the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Issue Date), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer, in each case, other than an acquisition where the holders of the Voting Stock of the Issuer as of immediately prior to such acquisition hold 50% or more of the Voting Stock of the ultimate parent of the Issuer or successor thereto immediately after such acquisition (provided no holder of the Voting Stock of the Issuer as of immediately prior to such acquisition owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of the Issuer immediately after such acquisition);
(2)    the approval of the holders of Capital Stock of the Issuer of any plan or proposal for the liquidation or dissolution of the Issuer (except in a transaction that complies with Section 5.1); or
(3)    the sale or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person (other than the Issuer or any of its Subsidiaries) and any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, as in effect on the Issue Date) is or becomes the “beneficial owner” (as so defined) of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be.
Notwithstanding the preceding or any provision of Rule 13d-3 under the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by any such agreement, (ii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iii) the right to acquire Voting Stock

(so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.
“Common Stock” of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.
“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Subsidiaries for such period on a consolidated basis determined in accordance with GAAP.
“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period:
(1)    increased (without duplication) by:
(a)    Fixed Charges of such Person for such period, to the extent deducted (and not added back) in computing Consolidated Net Income; plus
(b)    taxes based on income, profits, revenue or capital, including federal, foreign, state, provincial, territorial, local and unitary income, gross receipts, capital, margin, sales, use, excise, property, franchise, value added, withholding and other similar taxes, of such Person paid or accrued during such period (including in respect of repatriated funds and including any penalties and interest related to any such taxes or arising from tax examinations and any future taxes or other levies that replace or are intended to be in lieu of any such taxes), in each case, to the extent deducted (and not added back) in computing Consolidated Net Income; plus
(c)    Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted (and not added back) in computing Consolidated Net Income; plus
(d)    any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering, Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness not otherwise prohibited by this Indenture (including a refinancing thereof) (whether or not successful and including any such transaction consummated prior to the Issue Date), including (i) such fees, expenses or charges (including rating agency fees, consulting fees and other related expenses and/or letter of credit or similar fees) related to the offering or incurrence of the Notes, any Debt Facilities and any Securitization Fees, and (ii) any amendment, waiver or other modification of the Notes, the Credit Agreement, Receivables Facilities, Securitization Facilities, any other Debt Facilities, any Securitization Fees, any other Indebtedness or any Equity Offering, in each case, whether or not consummated, to the extent deducted (and not added back) in computing Consolidated Net Income; plus
(e)    the amount of any restructuring charge, accrual, reserve (and adjustments to existing reserves) or expense, integration cost, business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives and tax restructurings)

that is deducted (and not added back) in such period in computing Consolidated Net Income, including any costs incurred in connection with acquisitions or divestitures after the Issue Date, any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), systems development and establishment costs, operational and reporting systems and technology initiatives; plus
(f)    the amount of pro forma “run rate” cost savings, operating expense reductions, other operating improvements and initiatives and synergies (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action with respect to which substantial steps have been taken or are committed to be taken) projected by the Issuer in good faith to be reasonably anticipated to be realizable within 24 months of the relevant actions taken or committed to be taken (in whole or in part), which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period, net of the amount of actual benefits realized prior to or during such period from such actions; provided that (i) such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Issuer) and (ii) the aggregate amount added back to Consolidated EBITDA in reliance on this clause (f) in such period shall not exceed 20.0% of the Consolidated EBITDA for such period (calculated before giving effect to any add-backs and adjustments pursuant to this clause (f)); plus
(g)    other non-cash charges, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment), including as a result of the impact of acquisition method accounting adjustments and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with any Investment, deferred revenue or any effects of adjustments resulting from the application of purchase accounting (including any step-up in inventory and loss of profit on the acquired inventory), and non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees; plus
(h)    to the extent not already included in Consolidated Net Income for such period, the proceeds from any business interruption insurance (including any such proceeds reasonably expected to be received by the Issuer or any Subsidiary in a subsequent period and within one year of the underlying loss; provided that if not so received within such one-year period, such amount shall be subtracted in the subsequent calculation period); and
(2)    decreased (without duplication) by non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period (other than non-cash gains relating to the application of Accounting Standards Codification Topic 840 — Leases).
“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)    consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in mark-to-market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (i) penalties and interest relating to taxes, (ii) annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any Debt Facility, Receivables Facility or Securitization Facility, (iii) any additional interest or liquidated damages owing pursuant to any registration rights obligations, (iv)  amortization, expensing or write-off of deferred financing fees, amendment and consent fees or debt issuance costs, (v) any one-time cash costs associated with breakage in respect of Hedging Obligations with respect to Indebtedness, and (vi) any expensing of bridge, arrangement, structuring, commitment, agency, consent and other financing fees); plus
(2)    consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, however, that there will not be included in such Consolidated Net Income:
(1)    any net income (loss) of any Person if such Person is not a Subsidiary (including any net income (loss) from investments recorded in such Person under the equity method of accounting), except that the Issuer’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed or that (as determined by the Issuer in its reasonable discretion) could have been distributed by such Person during such period to the Issuer or a Subsidiary as a dividend or other distribution or return on investment;
(2)    any gain (or loss) (a) in respect of facilities no longer used or useful in the conduct of the business of the Issuer or its Subsidiaries, abandoned, closed, disposed or discontinued operations, (b) on disposal, abandonment or discontinuance of disposed, abandoned, closed or discontinued operations, and (c) attributable to asset dispositions, abandonments, sales or other dispositions of any asset, in each case other than in the ordinary course of business;
(3)    the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period;
(4)    any income (loss) from the extinguishment, conversion or cancellation of Indebtedness, Hedging Obligations or other derivative instruments (including deferred financing costs written off, premiums paid or other expenses incurred);

(5)    any unrealized or realized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions;
(6)    any net income or loss included in the consolidated statement of operations with respect to non-controlling interests or minority interests pursuant to the application of Accounting Standards Codification Topic 810-10-45;
(7)    any extraordinary gain or loss;
(8)    to the extent covered by insurance or indemnification and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or casualty events;
(9)    any non-cash charges for deferred tax asset valuation allowances; and
(10)    any unrealized or realized income (loss) or non-cash expense attributable to movement in mark-to-market valuation of foreign currencies, Indebtedness or derivative instruments pursuant to GAAP.
“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (1) the sum of (a) Consolidated Total Indebtedness secured by a Lien as of such date and (b) without duplication, the Reserved Indebtedness Amount secured by a Lien as of such date minus the amount of cash and cash equivalents of the Issuer and its Subsidiaries as of such date, to (2) LTM EBITDA.
Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Consolidated Secured Net Leverage Ratio, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other basket (other than a ratio basket based on the Consolidated Secured Net Leverage Ratio) on the same date. Each item of Indebtedness that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Consolidated Secured Net Leverage Ratio test.
For purposes of making the computation referred to above, any dividends, distributions, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, and disposed operations that have been made by the Issuer or any of its Subsidiaries, prior to such determination date (the “reference period”) or subsequent to the reference period and on or prior to or simultaneously with the reference period but prior to or simultaneously with the event for which the calculation of the Consolidated Secured Net Leverage Ratio is made (the “Calculation Date”) shall be calculated on a pro forma basis assuming that all such dividends, distributions, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, and disposed operations (and any associated change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Subsidiary or was merged or amalgamated with or into the Issuer or any of its Subsidiaries since the beginning of such period shall have made any dividend, distribution, Investment, acquisition, disposition, merger, amalgamation, consolidation, or disposed operation that would have required adjustment pursuant to this definition, then the Consolidated Secured Net

Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the reference period.
For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings, operating expenses reductions and synergies resulting from such transactions which is being given pro forma effect). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Issuer may designate.
“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (without duplication) (1) the aggregate principal amount of Indebtedness outstanding under clause (18) of the definition of “Permitted Liens,” plus (2) the aggregate principal amount of outstanding Indebtedness for borrowed money (excluding intercompany Indebtedness), plus (3) the aggregate principal amount of Capitalized Lease Obligations, Purchase Money Obligations and unreimbursed drawings under letters of credit of the Issuer and its Subsidiaries outstanding on such date (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Indebtedness until five Business Days after such amount is drawn), with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Secured Net Leverage Ratio.” For the avoidance of doubt, Consolidated Total Indebtedness shall exclude Indebtedness in respect of any Receivables Facility or Securitization Facility.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any Non-Financing Lease Obligation, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:
(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor;
(2)    to advance or supply funds:
(a)    for the purchase or payment of any such primary obligation; or
(b)    to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Custodian” means the Person appointed as custodian for the Depositary with respect to the Global Notes in accordance with this Indenture, or any successor entity thereto.
“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of January 2, 2020, among the Issuer, as borrower, the subsidiary guarantors from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto, as such agreement has been amended through the Issue Date, and as such agreement may be further amended, restated, supplemented, replaced, refinanced or otherwise modified.
“Debt Facility” means, with respect to the Issuer or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Credit Agreement, commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, debt securities, letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or trustee or other banks, institutions or holders and whether provided under the original Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Debt Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Issuer as additional borrowers, issuers or guarantors thereunder, (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.6, substantially in the form of Exhibit A hereto and that does not include the Global Notes Legend (as defined in Appendix A).
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3(b) hereof as the Depositary with respect to the Global Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
(1)    matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or
(2)    is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Capital Stock is issued pursuant to any plan for the benefit of any future, current or former employee, director, officer, manager or consultant of the Issuer or any Subsidiary or their assigns, estates or heirs, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Dollars” or “$” means the lawful currency of the United States of America.
“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than a Foreign Subsidiary.
“DTC” means The Depository Trust Company or any successor securities clearing agency.
“Equity Offering” means (1) any sale of Capital Stock (other than through the issuance of Disqualified Stock) other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions and (b) issuances of Capital Stock to any Subsidiary of the Issuer and (2) any cash equity contribution to the Issuer.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.
“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors, as determined by such Officer or such Board of Directors in good faith.
“Fixed Charges” means, with respect to any Person for any period, the sum of (without duplication):
(1)    Consolidated Interest Expense of such Person for such period;
(2)    all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such Person during such period; and
(3)    all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during such period.
“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States of America or any state thereof, or the District of Columbia.
“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Global Notes” means the Notes that are in the form of Exhibit A issued in global form and registered in the name of the Depositary or its nominee and that bear the Global Notes Legend.
“Guarantee” means, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:
(1)    to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or
(2)    entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided, further, that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” means any Subsidiary that Guarantees the Notes, until such Note Guarantee is released in accordance with the terms of this Indenture.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.
“Holder” means each Person in whose name the Notes are registered on the registrar’s books, which shall initially be the nominee of DTC.
“incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary and the terms “incurred” and “incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “incurred” at the time any funds are borrowed thereunder.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):
(1)    the principal of indebtedness of such Person for borrowed money;

(2)    the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)    all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence);
(4)    the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations, including accrued expenses owed, to a trade creditor), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;
(5)    Capitalized Lease Obligations and Attributable Indebtedness of such Person;
(6)    the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);
(7)    the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Issuer) and (b) the amount of such Indebtedness of such other Persons;
(8)    Guarantees by such Person of the principal component of Indebtedness of the type referred to in clauses (1), (2), (3), (4), (5) and (9) of other Persons to the extent Guaranteed by such Person;
(9)    to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement); and
(10)    to the extent not otherwise included in this definition, obligations under or in respect of Qualified Securitization Financing or Receivables Facilities.
The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.
Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:
(i)    Contingent Obligations incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;

(ii)    any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect prior to January 1, 2019 (whether or not such lease, concession or license was in effect prior to, on or after January 1, 2019), Non-Financing Lease Obligations or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;
(iii)    in connection with the purchase by the Issuer or any Subsidiary of any business, any deferred or prepaid revenue, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner; or
(iv)    for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes.
“Indenture” means this Indenture, as amended or supplemented from time to time.
“Initial Notes” means the $400,000,000 in aggregate principal amount of 4.375% Senior Notes due 2029 issued on the Issue Date.
“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of advances, loans or other extensions of credit (excluding advances or extensions of credit to customers, suppliers or contractors in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment.
“Investment Grade Status” shall occur when the Notes receive:
(1)    a rating of “BBB-” or higher from S&P (or the equivalent of such rating by such rating organization) or, if no rating of S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization; and
(2)    a rating of “Baa3” or higher from Moody’s (or the equivalent of such rating by such rating organization) or, if no rating of Moody’s then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.
“Issue Date” means April 6, 2021.
“Issuer” means Arcosa, Inc., a Delaware corporation, and any successor Person resulting from any transaction permitted by Section 5.1.
“Issuer Order” means a written order signed in the name of the Issuer by one Officer, who must be the Chairman of the Board of Directors, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer, Chief Legal Officer, General Counsel, any Executive Vice President, any

Senior Vice President, any other Vice President (whether or not designated by a word or words added before or after the title “Vice President”), General Counsel, Secretary, Assistant Secretary, Treasurer or any Assistant Treasurer of the Issuer.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (3) any asset sale or disposition.
“LTM EBITDA” means Consolidated EBITDA of the Issuer measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available (which may be internal financial statements), in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition or Investment, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Secured Net Leverage Ratio.”
“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.
“Nationally Recognized Statistical Rating Organization” means a “nationally recognized statistical rating organization” as such term is defined for purposes of Section 3(a)(62) of the Exchange Act.
“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).
“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.
“Non-Guarantor” means any Subsidiary of the Issuer that is not a Guarantor.
“Note Documents” means the Notes (including any Additional Notes) and this Indenture.
“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Issuer’s other Obligations under this Indenture by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.
“Notes” means the Initial Notes and any Additional Notes. The Initial Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture and, unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest (including Post-Petition Interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim for Post-Petition Interest or fees is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.
“Offering Memorandum” means the Issuer’s offering memorandum, dated March 31, 2021, relating to the offer and sale of the Initial Notes.
“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, the Secretary or any Assistant Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.
“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.
“Opinion of Counsel” means a written opinion from legal counsel who is reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Issuer or its Subsidiaries.
“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuer.
“Permitted Liens” means, with respect to any Person:
(1)    Liens on assets or property of a Non-Guarantor Subsidiary securing Indebtedness and other Obligations of such Non-Guarantor Subsidiary or any other Non-Guarantor Subsidiary;
(2)    pledges, deposits or Liens (a) in connection with workmen’s compensation laws, payroll taxes, unemployment insurance laws, employers’ health tax and other social security laws or similar legislation or other insurance related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (b) securing liability, reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments), or for the benefit of, insurance carriers under insurance or self-insurance arrangements or otherwise supporting the payments of items set forth in the foregoing clause (a), or (c) in connection with bids, tenders, completion guarantees, contracts, leases, utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, warranty, release, judgment, customs, appeal, performance bonds, guarantees of government contracts, return of money bonds, bankers’ acceptance facilities and obligations of a similar nature (including those to secure health, safety and environmental obligations), and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case incurred in the ordinary course of business or consistent with past practice;
(3)    Liens with respect to outstanding motor vehicle fines and Liens imposed by law or regulation, including carriers’, warehousemen’s, mechanics’, landlords’, suppliers’, materialmen’s, repairmen’s, architects’, construction contractors’ or other similar Liens (including those imposed by the underlying contract that correspond to such Liens imposed by law or regulation), in each case for amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith by appropriate proceedings;
(4)    Liens for taxes, assessments or other governmental charges that are (a) not overdue for a period of more than 60 days or not yet payable or subject to penalties for nonpayment, (b) being contested in good faith by appropriate proceedings or (c) for property taxes on property that the Issuer or one of its Subsidiaries has determined to abandon if the sole recourse for such tax is to such property;
(5)    encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties, exceptions on title policies insuring Liens granted on any mortgaged properties or any other collateral or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other similar agreements, charges or encumbrances, which do not in the aggregate materially interfere with the ordinary course conduct of the business of the Issuer and its Subsidiaries, taken as a whole;
(6)    Liens (a) securing Hedging Obligations, Cash Management Obligations and the costs thereof, (b) that are rights of set-off, rights of pledge or other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business or consistent with past practice, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer or any Subsidiary or consistent with past practice or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any Subsidiary in the ordinary course of business or consistent with past practice, (c) on cash accounts with financial institutions, (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes, and (e) (i) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection, (ii) in favor of a banking or other financial institution or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms and conditions of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;
(7)    leases, licenses, subleases and sublicenses of assets (including real property, intellectual property, software and other technology rights), in each case entered into in the ordinary course of business, consistent with past practice or, with respect to intellectual property, software and other technology rights, that are not material to the conduct of the business of the Issuer and its Subsidiaries, taken as a whole;
(8)    Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default under Section 6.1(a)(5);

(9)    Liens (a) securing Capitalized Lease Obligations, or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business in an aggregate principal amount not to exceed the greater of (i) $150.0 million and (ii) 50% of LTM EBITDA at the time incurred; provided that any such Liens may not extend to any assets or property of the Issuer or any Subsidiary other than assets and property affixed or appurtenant thereto and accessions, additions, improvements, proceeds, dividends or distributions thereof, including after-acquired property that is (x) affixed or incorporated into the property or assets covered by such Lien, (y) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (z) the proceeds and products thereof, and (b) any interest or title of a lessor, sublessor, franchisor, licensor or sublicensor or secured by a lessor’s, sublessor’s, franchisor’s, licensor’s or sublicensor’s interest under any Capitalized Lease Obligations or Non-Financing Lease Obligations;
(10)    Liens arising from UCC financing statements, including precautionary financing statements (or similar filings) regarding operating leases or consignments entered into by the Issuer and its Subsidiaries;
(11)    Liens existing on the Issue Date, excluding Liens securing the Credit Agreement and Liens securing the Notes issued on the Issue Date and the related Note Guarantees;
(12)    Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Subsidiary (or at the time the Issuer or a Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Issuer or any Subsidiary); provided, however, that such Liens are not created in anticipation of such other Person becoming a Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (a) affixed or incorporated into the property or assets covered by such Lien, (b) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (c) the proceeds and products thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the Obligations relating to any Indebtedness or other obligations to which such Liens relate;
(13)    Liens securing Obligations relating to any Indebtedness or other obligations of the Issuer or a Subsidiary owing to the Issuer or another Subsidiary, or Liens in favor of the Issuer or any Subsidiary or the Trustee;
(14)    Liens securing Indebtedness incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under clauses (9), (11), (12) and (18) of this definition and this clause (14); provided that any such Lien is limited to all or part of the same property or assets (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (a) affixed or incorporated into the property or assets covered by such Lien, (b) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (c) the proceeds and products thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Obligations relating to the

Indebtedness or other obligations being refinanced or is in respect of property or assets that is or could be the security for or subject to a Permitted Lien hereunder;
(15)    (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Issuer or any Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;
(16)    any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(17)    Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business or consistent with past practice;
(18)    Liens securing Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $975.0 million and (b) an amount such that, at the time of incurrence of such Indebtedness and after giving pro forma effect thereto, the Consolidated Secured Net Leverage Ratio would be no greater than 3.50 to 1.00;
(19)    Liens on (a) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Issuer or any Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (b) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(20)    Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities;
(21)    (a) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, and (b) Liens, pledges, deposits made or other security provided to secure liabilities to, or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of), insurance carriers in the ordinary course of business or consistent with past practice;
(22)    Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement;
(23)    Liens (a) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment (including any letter of intent or purchase agreement with respect to such Investment), and (b) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in an asset sale, in each case, solely to the extent such Investment or sale, transfer, lease or other disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(24)    Liens securing Indebtedness and other Obligations in an aggregate principal amount outstanding not to exceed the greater of (a) $25.0 million and (b) 10% of LTM EBITDA at the time incurred;
(25)    Liens arising in connection with a Qualified Securitization Financing or a Receivables Facility;
(26)    Liens on property, assets or Investments used to defease or to satisfy or discharge Indebtedness; provided such defeasance, satisfaction or discharge is not prohibited by this Indenture; and
(27)    Liens securing the Notes (other than any Additional Notes) and the related Note Guarantees.
For purposes of determining compliance with this definition, (a) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (b) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Issuer shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.
“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.
“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets, or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.
“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions: (1) the Issuer shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and its Subsidiaries; (2) all sales of Securitization Assets and related assets by the Issuer or any Subsidiary to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Issuer) in the context of a Securitization Facility; and (3) the financing terms, covenants, termination events and other provisions thereof shall in the aggregate be on market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

“Rating Agencies” means S&P and Moody’s or if no rating of S&P or Moody’s is publicly available, as the case may be, the equivalent of such rating selected by the Issuer by any other Nationally Recognized Statistical Ratings Organization.
“Ratings Decline Period” means the period that (1) begins on the earlier of (a) the occurrence of a Change of Control or (b) the first public notice of the intention by the Issuer or another party to effect a Change of Control and (2) ends 60 days following the consummation of such Change of Control; provided, that such period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies attributable, in whole or in part, to any event or circumstance related to, or arising as a result of, the applicable Change of Control.
“Ratings Event” means (1) a downgrade by one or more gradations (including gradations within ratings categories as well as between categories) or withdrawal of the rating of the Notes, in each case within the Ratings Decline Period, by any of the Rating Agencies if the applicable Rating Agencies shall have put forth a public statement to the effect that such downgrade is attributable, in whole or in part, to any event or circumstance related to, or arising as a result of, the applicable Change of Control and (2) the Notes do not have an Investment Grade Status (as reflected in clauses (1) and (2) of the definition thereof but without reference to the lead-in thereto) from any one of the Rating Agencies at such time.
“Receivables Assets” means (1) any accounts receivable owed to the Issuer or a Subsidiary subject to a Receivables Facility and the proceeds thereof and (2) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement.
“Receivables Facility” means an arrangement between the Issuer and its Subsidiaries, on the one hand, and one or more commercial banks, asset based lenders or other financial institutions or Affiliates thereof, on the other hand, pursuant to which (1) the Issuer and its Subsidiaries, as applicable, sell (directly or indirectly) to such commercial banks, asset based lenders or other financial institutions (or such Affiliates) Receivables Assets and (2) the obligations of the Issuer and its Subsidiaries, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Issuer and its Subsidiaries (other than a Securitization Subsidiary) and (3) the financing terms, covenants, termination events and other provisions thereof shall in the aggregate be on market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.
“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.
“Responsible Officer” means when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, and who, in each case, shall have direct responsibility for the administration of this Indenture.
“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Issuer or any of the Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Subsidiary to a third Person in contemplation of such leasing.
“SEC” means the Securities and Exchange Commission or any successor thereto.
“Secured Indebtedness” means any Indebtedness secured by a Lien.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.
“Securitization Asset” means (1) any accounts receivable, mortgage receivables, loan receivables, royalty, franchise fee, license fee, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (2) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts, deposit accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.
“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Issuer or any of the Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.
“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or Receivables Asset or participation interest therein issued or sold in connection with, and other fees, expenses and charges (including commissions, yield, interest expense and fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing or Receivables Facility.
“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Securitization Subsidiary” means any Subsidiary of the Issuer formed for the purpose of and that solely engages in one or more Qualified Securitization Financings or Receivables Facilities and other activities reasonably related thereto or another Person formed for this purpose.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.
“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Issuer or any Subsidiary of the Issuer, which the Issuer has determined in good faith to be customary in a Securitization Facility or Receivables Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Subordinated Indebtedness” means, with respect to any Person, any Indebtedness (whether outstanding on the Issue Date or thereafter incurred) which is expressly subordinated in right of payment to the Notes and the Note Guarantees, as applicable, pursuant to a written agreement.
“Subsidiary” means, with respect to any Person:
(1)    any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or
(2)    any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.
“Trustee” has the meaning set forth in the preamble hereto.
“United States” or “U.S.” means the United States of America.
“UCC” means the Uniform Commercial Code (or equivalent statute) as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the Issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S.

Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.
“Wholly Owned Subsidiary” means a Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Issuer or another Wholly Owned Subsidiary.
Section 1.2.    Other Definitions.

Term	Defined in Section
“Authentication Order”	2.2(c)
“Bondholder Call”	4.3(b)
“Change of Control Offer”	4.8(a)
“covenant defeasance”	8.4
“cross acceleration provision”	6.1
“Event of Default”	6.1
“Initial Default”	6.1
“judgment default provision”	6.1
“LCT Election”	1.4(a)
“LCT Test Date”	1.4(a)
“legal defeasance”	8.3
“Note Register”	2.3(a)
“payment default”	6.1
“Registrar”	2.3(a)
“Reserved Indebtedness Amount”	1.4(b)
“Reversion Date”	4.12(b)
“Successor Issuer”	5.1(a)
“Suspended Covenants”	4.10(a)
“Suspension Period”	4.10(a)

Section 1.3.    Rules of Construction. Unless the context otherwise requires:
(a)    a term defined in Sections 1.1 or 1.2 has the meaning assigned to it therein;
(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c)    “or” is not exclusive;
(d)    words in the singular include the plural, and words in the plural include the singular;
(e)    provisions apply to successive events and transactions;

(f)    unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause” or “Exhibit” refers to an Appendix, Article, Section, clause or Exhibit, as the case may be, of this Indenture;
(g)    the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;
(h)    “including” or “include” means including or include without limitation;
(i)    references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;
(j)    unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture;
(k)    (i) unsecured Indebtedness shall not be deemed to be subordinated or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness, (ii) senior Indebtedness shall not be deemed to be subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral, and (iii) Indebtedness that is not guaranteed shall not be deemed to be subordinated or junior to Indebtedness that is guaranteed merely because of such guarantee;
(l)    unless otherwise provided in this Indenture or in the Notes, the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, the Notes or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include (i) any electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as permitted under any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the UCC (collectively, “Signature Law”) (ii) an original manual signature; or (iii) a faxed, scanned or photocopied manual signature; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings. The Trustee shall have the right to accept and act upon any notice, instruction or other communication, including any funds transfer instruction (each, a “Notice”), received pursuant to this Indenture by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) and shall not have any duty to confirm that the person sending such Notice is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee) shall be deemed original signatures for all purposes. Each other party to this Indenture assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized Notice and the risk of interception or misuse by third parties; and
(m)    certain terms used primarily in Appendix A are defined in that Appendix.
Section 1.4.    Financial Calculations for Limited Condition Transactions and Otherwise. (a) When calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, distributions, dividends, Investments, the incurrence or creation of Liens and repayments), in each case, at the option of the Issuer (the Issuer’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) the definitive agreement for such Limited Condition Transaction is entered into, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, distributions, dividends, Investments, the incurrence or creation of Liens and repayments) and any related pro forma adjustments, the Issuer or any of its Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued, assumed or incurred at the LCT Test Date or at any time thereafter); provided, that compliance with such ratios, test or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transaction related thereto (including acquisitions, distributions, dividends, Investments, the incurrence or creation of Liens and repayments).
(b)    For the avoidance of doubt, if the Issuer has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA of the Issuer or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes (or, if applicable, the irrevocable notice is terminated, expires or passes), as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction, including any Indebtedness related thereto (any such Indebtedness, the “Reserved Indebtedness Amount”).
Section 1.5.    Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.1) conclusive in favor of the Trustee, the Issuer and the Guarantors, if made in the manner provided in this Section 1.5.
(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.
(c)    The ownership of Notes shall be proved by the Note Register.
(d)    Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Issuer or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.
(e)    If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other act, the Issuer may, at its option, by or pursuant to a board resolution of the Issuer’s Board of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other act, but the Issuer shall have no obligation to do so. Any such record date shall be the record date specified in or pursuant to such board resolution, which shall be a date not more than 30 days prior to the first solicitation of Holders generally in connection therewith and no later than the date such solicitation is completed. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act, and for that purpose the outstanding Notes shall be computed as of such record date.
(f)    Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g)    Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.
(h)    With respect to any Global Note, the Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the expiration date, if any, designated by the Issuer.
ARTICLE II
THE NOTES
Section 2.1.    Form and Dating, Terms. (a) Provisions relating to the Initial Notes, Additional Notes and any other Notes issued under this Indenture are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture (with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture). The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto (with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture), which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be issued only in fully registered form without coupons and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
(b)    The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.
(c)    The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
(d)    The Notes shall be subject to repurchase by the Issuer pursuant to a Change of Control Offer as provided in Section 4.8, and otherwise as not prohibited by this Indenture. The Notes shall not be redeemable, other than as provided in Article III.
(e)    An unlimited aggregate principal amount of Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first interest payment date and the first date from which interest will accrue) as the Initial Notes; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.7; provided further that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall have separate CUSIP and ISIN numbers from the Initial Notes. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase. Any Additional Notes shall be issued either pursuant to an Officer’s Certificate of the Issuer, pursuant to a resolution by the Board of Directors of the Issuer or pursuant to an indenture supplemental to this Indenture.
Section 2.2.    Execution and Authentication. (a) At least one Officer of the Issuer shall execute the Notes on behalf of the Issuer by manual, facsimile or other electronic signature. If an Officer whose signature is on a Note no longer holds that or any office at the time a Note is authenticated, the Note shall nevertheless be valid.
(b)    A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.
(c)    On the Issue Date, the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”) and the other deliverables required hereunder, authenticate and deliver the Initial Notes. In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.
(d)    The Trustee may appoint an Authenticating Agent acceptable to the Issuer to authenticate Notes in accordance Section 7.11 hereof. Unless limited by the terms of such appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authenticating Agent has the same rights as an Agent to deal with Holders, the Issuer or an Affiliate of the Issuer.
(e)    The Trustee shall authenticate and make available for delivery upon receipt of an Authentication Order from the Issuer (a) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $400,000,000, (b) subject to the terms of this Indenture, Additional Notes and (c) any Unrestricted Global Notes (as defined in Appendix A) issued in exchange for any of the foregoing in accordance with this Indenture. Such order shall specify the amount of the Notes to be authenticated, the date on which the Notes are to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or Unrestricted Global Notes. Upon receipt of an Authentication Order, the Trustee shall authenticate Notes in substitution for Notes originally issued to reflect any name change of the Issuer.
Section 2.3.    Registrar; Paying Agent. (a) The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment. The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional Paying Agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer and/or any Restricted Subsidiary may act as Paying Agent or Registrar.

(b)    The Issuer initially appoints The Depository Trust Company to act as Depositary with respect to the Global Notes. The Issuer initially appoints the Trustee to act as Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.
Section 2.4.    Paying Agent to Hold Money in Trust. Unless otherwise agreed with the Paying Agent, the Issuer shall, no later than 11:00 a.m. (New York City time) on each due date for the payment of principal, premium, if any, and interest on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Trustee and the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Issuer shall promptly notify the Trustee of its action or failure so to act. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, and interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it in trust for the benefit of the Holders to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, a Paying Agent shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Trustee and the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer specified in Section 6.1(7)(E) , the Trustee shall serve as Paying Agent for the Notes.
Section 2.5.    Holder Lists. The Trustee, for so long as it is acting as Registrar, shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each interest payment date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders. Every Holder, by receiving and holding the same, agrees with the Issuer, the Guarantors and the Trustee that none of the Issuer, the Guarantors or the Trustee or any agent of any of them shall be held accountable by reason of the disclosure of any information as to the names and addresses of the Holders, regardless of the source from which such information was derived.
Section 2.6.    Transfers and Exchange. (a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.
(b)    To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.2 or at the Registrar’s request.
(c)    No service charge shall be imposed in connection with any registration of transfer or exchange of the Notes (other than pursuant to Section 2.7), but the Holders shall be required to pay any documentary, stamp, similar issue or transfer tax or similar governmental charge payable in connection therewith (other than any such documentary, stamp, similar issue or transfer tax or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.6, 4.8 and 9.5).
(d)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
(e)    Neither the Issuer nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption in accordance with Section 3.2 and ending at the close of business on the day of selection, (2) to register the transfer of or to exchange any Note so selected for redemption, or tendered for repurchase (and not withdrawn) in connection with a Change of Control Offer, in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or repurchased in part or (3) to register the transfer of or to exchange any Note between a record date and the next succeeding interest payment date.
(f)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and (subject to the record date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.
(g)    Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.2, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.
(h)    At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes that the Holder making the exchange is entitled to in accordance with the provisions of Appendix A.
(i)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic transmission.
(j)    Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Registrar) be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his or her attorney duly authorized in writing. In connection with any proposed exchange of a certificated note for a global note, we or DTC shall be required to provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Section 2.7.    Replacement Notes. If a mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are otherwise met. If required by the Trustee or the Issuer, an indemnity bond must be provided by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge the Holder for the expenses of the Issuer and the Trustee in replacing a Note. Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.7, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.
Section 2.8.    Outstanding Notes. (a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; provided that Notes held by the Issuer or a Subsidiary of the Issuer will not be deemed to be outstanding to the extent specified in Section 3.7(b).
(b)    If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the New York UCC.
(c)    If the principal amount of any Note is considered paid under Section 4.1, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.
(d)    If a Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to a Change of Control Offer, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.
Section 2.9.    Treasury Notes. In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee has written notice as being so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity. To the extent the Issuer acquires Notes, the Issuer may in its discretion, but is not required to, submit such Notes to the Trustee for cancellation.

Section 2.10.    Temporary Notes. Until Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes. Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.
Section 2.11.    Cancellation. All Notes surrendered for payment, redemption, registration of transfer or exchange or for credit against any current or future sinking fund payment shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. All Notes so delivered to the Trustee shall be cancelled by it. The Issuer may at any time deliver to the Trustee for cancellation, along with a written direction or cancellation order, any Notes previously authenticated and delivered hereunder that the Issuer may have acquired in any manner whatsoever, and may deliver to the Trustee (or to any other Person for delivery to the Trustee) for cancellation any Notes previously authenticated hereunder that the Issuer has not issued and sold, and all Notes so delivered shall be cancelled by the Trustee. If the Issuer shall acquire any of the Notes, however, such acquisition shall not operate as a redemption, cancellation or satisfaction of the indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation. If the Issuer or any of its Subsidiaries acquires any of the Notes, the Issuer and its Subsidiaries may, but are not required to, submit such Notes to the Trustee for cancellation. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 2.11, except as expressly permitted by this Indenture. All cancelled Notes held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures. The Issuer may not issue new Notes or replace Notes that it has paid or that have been delivered to Trustee for cancellation. The Trustee shall, at the Issuer’s written request, provide certification of the disposal of cancelled Notes.
Section 2.12.    Interest and Defaulted Interest. (a) Interest, if any, on the Notes that is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note is registered at the close of business on the regular record date for such interest at the office or agency of the Issuer maintained for such purpose pursuant to Section 4.2; provided, however, that each installment of interest, if any, on the Notes may at the Issuer’s option be paid by (i) mailing a check for such interest, payable to or upon the written order of the Person entitled thereto pursuant to Section 2.14 or to the address of such Person as it appears on the Note Register or (ii) wire transfer to an account located in the United States maintained by the payee; provided that payment by wire transfer of immediately available funds shall be required with respect to interest payable on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.
(b)    If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.1. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Issuer shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Issuer shall promptly notify the Trustee of such special record date. At least 15 days before the special record date, the Issuer (or, upon the request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed or delivered by electronic transmission in accordance with the applicable procedures of the Depositary to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.
(c)    Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, that were carried by such other Note.
Section 2.13.    CUSIP and ISIN Numbers The Issuer in issuing the Notes may use CUSIP or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP or ISIN numbers in notices of redemption or exchange or in Change of Control Offers as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in Change of Control Offers and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or Change of Control Offer shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP or ISIN numbers.
Section 2.14.    Persons Deemed Owners Prior to due presentment of a Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and (subject to Section 2.12) interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Issuer, the Trustee or any agent of the Issuer or the Trustee shall be affected by notice to the contrary.
None of the Issuer, the Trustee, any Paying Agent or the Registrar will have any responsibility or liability for any aspect of (i) the records relating to or payments made on account of any participants in the Depositary or any beneficial ownership interests of a Global Note, (ii) maintaining, supervising or reviewing any records maintained by any Depositary or participant therein or any other Person relating to such beneficial ownership interests, or (iii) any consent given or other action taken by the Depositary or other Holder of a Note, as the registered holder thereof.
Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Issuer, the Trustee, or any agent of the Issuer or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by any Depositary, as a Holder, with respect to such Global Note or impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

ARTICLE III
REDEMPTION AND PREPAYMENT
Section 3.1.    Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7, it shall furnish to the Trustee, at least three Business Days (or such shorter period as is acceptable to the Trustee) before sending a notice of such redemption to the Holders, a notice setting forth the (i) section of this Indenture pursuant to which the redemption shall occur, (ii) redemption date and (iii) principal amount of Notes to be redeemed. Any such notice to the Trustee may be cancelled at any time prior to notice of such redemption being sent to any Holder and shall thereby be void and of no effect.
Section 3.2.    Selection of Notes to Be Redeemed. (a) If less than all of the Notes are to be redeemed at any time, the Issuer shall select the Notes for redemption in compliance with the requirements of DTC, or if the Notes are not held through DTC or DTC prescribes no method of selection, the Trustee will select by lot or on a pro rata basis, subject to DTC’s customary procedures and subject to adjustments so that no Note in an unauthorized denomination remains outstanding after such redemption; provided, however, that no Note of $2,000 in aggregate principal amount or less shall be redeemed in part.
(b)    In the case of a Global Note, an appropriate notation will be made on the records of the Registrar and Trustee to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Issuer defaults in the payment of the redemption price, interest ceases to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
Section 3.3.    Notice of Optional Redemption. Notices of redemption will be delivered at least 15 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at the address of such Holder appearing in the Note Register or otherwise in accordance with the applicable procedures of DTC (with a copy to the Trustee), except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a legal defeasance or covenant defeasance or a satisfaction and discharge of this Indenture. Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the completion of a transaction (including an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. The Issuer will provide the Trustee with written notice of the satisfaction or waiver of such conditions precedent, the delay of such redemption or the rescission of such notice of redemption in the same manner that the related notice of redemption was given to the Trustee, and, at the request of the Issuer, the Trustee will send a copy of such notice to the Trustee to the Holders in the same manner that the related notice of redemption was given to such Holders.
The notice shall identify the Notes to be redeemed (including “CUSIP” numbers and corresponding “ISINs,” if applicable) and shall state:
(a)    the redemption date;

(b)    the redemption price (or the method by which it is to be determined);
(c)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interest in a Global Note will be made, as appropriate);
(d)    the name and address of the Paying Agent;
(e)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(f)    that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;
(g)    the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;
(h)    that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and
(i)    any conditions precedent to such redemption.
At the Issuer’s written request, the Trustee shall give the notice of redemption, which shall be prepared by the Issuer in the Issuer’s name and at its expense; provided, however, that the Issuer shall have delivered to the Trustee, at least five Business Days (unless a shorter time shall be acceptable to the Trustee) prior to the notice date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice and the form of such notice. Any such request to the Trustee may be revoked or cancelled at any time prior to notice of such redemption being sent to any Holder and shall thereby be void and of no effect. The notice sent in the manner herein provided shall be deemed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note. The notice of redemption issued pursuant to Section 3.7(a) need not set forth the Applicable Premium but only the manner of calculation thereof.
Section 3.4.    Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.3, Notes called for redemption become due and payable on the redemption date at the applicable redemption price, subject to satisfaction of any conditions specified in the notice of redemption.
Section 3.5.    Deposit of Redemption Price. On or before 11:00 a.m. (New York City time) on the redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent (or, if the Issuer or a Subsidiary of the Issuer is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of all Notes to be redeemed.
If Notes called for redemption or tendered in a Change of Control Offer are paid or if the Issuer has deposited with the Trustee or Paying Agent money sufficient to pay the redemption or purchase price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed or purchased, on and after the redemption or purchase date, interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption or tendered and not withdrawn in a Change of Control Offer (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or tendered for repurchase shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest, if any, shall be paid on the unpaid principal from the redemption or purchase date until such principal is paid and, to the extent lawful, on any interest, if any, not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1.
Section 3.6.    Notes Redeemed in Part. In connection with any Notes held in physical form, upon surrender and cancellation of a Note that is redeemed in part, the Issuer shall issue and, upon receipt of an Authentication Order and the other deliverables required hereunder from the Issuer, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such new Note will be in a minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof. In the case of any Note held in global form, the records of the Trustee and/or Registrar shall reflect that the Note has been redeemed in part.
Section 3.7.    Optional Redemption. (a) At any time prior to April 15, 2024, the Issuer may redeem the Notes, in whole or in part, at its option, upon notice pursuant to Section 3.3, at a redemption price equal to 100% of the principal amount of such Notes plus the Applicable Premium and accrued and unpaid interest, if any, to, but excluding, the redemption date.
(b)    At any time and from time to time prior to April 15, 2024, the Issuer may, upon notice pursuant to Section 3.3, redeem Notes in an amount not to exceed the Net Cash Proceeds received by the Issuer from any Equity Offering at a redemption price equal to 104.375% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the aggregate principal amount of the Notes issued under this Indenture on (including any Additional Notes); provided that:
(1)    in each case, the redemption takes place not later than 120 days after the closing of the related Equity Offering; and
(2)    not less than 60% of the aggregate principal amount of the then-outstanding Notes issued under this Indenture remains outstanding immediately thereafter (including Additional Notes but excluding Notes held by the Issuer or any of its Subsidiaries).
(c)    At any time and from time to time on or after April 15, 2024, the Issuer may redeem the Notes, in whole or in part, upon notice pursuant to Section 3.3, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the year indicated below:

Year	Percentage
2024	102.188%
2025	101.458%
2026	100.729%
2027 and thereafter	100.000%

(d)    Notwithstanding the foregoing, in connection with any tender offer for the Notes, or other offer to purchase the Notes made to all Holders, including a Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and the Issuer, or a third-party in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer (including a Change of Control Offer or other offer to purchase the Notes made to all Holders) plus, to the extent not included in the tender offer payment (or payment pursuant to the Change of Control Offer or other offer to purchase the Notes made to all Holders), accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.
(e)    If the optional redemption date is on or after a record date and on or before the corresponding interest payment date, the accrued and unpaid interest up to, but excluding, the redemption date will be paid on the redemption date to the Holder in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.
(f)    If provision is made for redemption of Notes before their Stated Maturity pursuant to Section 2.1, then the Notes shall be redeemable in accordance with their terms and, except as otherwise specified as contemplated in Section 2.1, in accordance with this Article III.
Section 3.8.    Mandatory Redemption or Sinking Fund. The Issuer is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.
ARTICLE IV
COVENANTS
Section 4.1.    Payment of Notes. The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Trustee or the Paying Agent (if other than the Issuer or a Subsidiary thereof) holds, as of 11:00 a.m. (New York City time) on the relevant payment date, U.S. dollars deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.
Section 4.2.    Maintenance of Office or Agency. (a)    The Issuer shall maintain an office or agency where, subject to such reasonable regulations as the Issuer or the Trustee may prescribe, Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer and Guarantors in respect of the Notes and this Indenture may be served.
(b)    The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands (other than service of legal process) may be made or served at the Corporate Trust Office of the Trustee; provided, however, the Trustee shall not be deemed an agent of the Issuer for service of process.
(c)    The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
(d)    The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.3.
Section 4.3.    SEC Reports. (a) Whether or not the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer will make available to the Trustee and Holders of Notes, within the time periods specified in the SEC’s rules and regulations that are then applicable to the Issuer (or, if the Issuer is not then subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the time periods for filing applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations):
(1)    all financial statements that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and a report on the annual financial statements by the Issuer’s independent registered public accounting firm;
(2)    all financial statements that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and
(3)    all current reports containing financial statements that would be required to be filed with the SEC on Form 8-K, or any successor or comparable form;
provided that the foregoing requirements shall be deemed satisfied if the foregoing materials are available on the SEC’s EDGAR system or on the Issuer’s website within the applicable time period, it being agreed that the Trustee shall have no obligation to determine whether such reports have been made available. In addition, to the extent not satisfied by the foregoing, the Issuer shall furnish to prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.
(b)    The Issuer will make the above information and reports available to securities analysts and prospective investors upon request by posting it on the Issuer’s website. In addition, no later than five Business Days after the date the annual and quarterly financial information for the prior fiscal period have been filed or furnished pursuant to clause (1) or (2) of Section 4.3(a), the Issuer shall also hold live quarterly conference calls with the opportunity to ask questions of management for the benefit of the Trustee, the Holders, beneficial owners of the Notes, prospective purchasers of the Notes, securities analysts and market making financial institutions (any such call, a “Bondholder Call”); provided that, so long as the Issuer holds quarterly conference calls for investors of its Common Stock, it shall not be required to hold separate or additional Bondholder Calls. If the Issuer holds any Bondholder Call (which it shall not be required to hold if it holds quarterly conference calls for investors of its Common Stock), no fewer than three Business Days prior to the date such Bondholder Call is to be held, the Issuer shall issue a press release to the appropriate U.S. wire services announcing such Bondholder Call for the benefit of the Trustee, the Holders, beneficial owners of the Notes, prospective purchasers of the Notes, securities analysts and market making financial institutions, which press release shall contain the time and the date of such Bondholder Call and direct the recipients thereof to contact an individual at the Issuer (for whom contact information shall be provided in such notice) to obtain information on how to access such Bondholder Call.
(c)    The Trustee shall have no duty to review or analyze any reports furnished or made available to it and the Trustee’s receipt of such reports shall not constitute actual or constructive knowledge of the information contained therein or determinable therefrom, including the Issuer’s compliance with any of its covenants (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate). The Trustee shall have no liability or responsibility for the filing, timeliness or content of any such report. The Trustee shall have no obligation to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or to determine whether or not such information, documents or reports have been filed pursuant to the SEC’s EDGAR filing system (or its successor) or postings to any website have occurred. The Trustee has no duty to participate in or monitor any conference calls.
Section 4.4.    Compliance Certificate. The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year an Officer’s Certificate stating that, as to such Officer signing such certificate, to his or her knowledge, each entity has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred that is continuing, describing all such Defaults or Events of Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).
The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee within 30 days after any Officer becomes aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.
Section 4.5.    Reserved.
Section 4.6.    Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law. and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.7.    Limitation on Liens. (a) The Issuer shall not, and shall not permit any Subsidiary to, directly or indirectly, create, incur or permit to exist any Lien (except Permitted Liens) (each, an “Initial Lien”) that secures obligations under any Indebtedness or any related Guarantee, on any asset or property of the Issuer or any Subsidiary, unless:
(1)    in the case of Liens securing Subordinated Indebtedness, the Notes and related Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or
(2)    in all other cases, the Notes or the Note Guarantees are equally and ratably secured.
(b)    Any Lien created for the benefit of the Holders pursuant to Section 4.7(a) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.
(c)    With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.
Section 4.8.    Offer to Repurchase Upon Change of Control Triggering Event. (a) If a Change of Control Triggering Event occurs, unless a third party makes a Change of Control Offer as described below or the Issuer has previously delivered a redemption notice with respect to all the outstanding Notes pursuant to Section 3.7, the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose name the Notes are registered at the close of business on such record date will receive the interest due on the repurchase date. Within 30 days following any Change of Control Triggering Event, the Issuer will deliver or cause to be delivered a notice of such Change of Control Offer electronically in accordance with the applicable procedures of DTC or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the Note Register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice, except in the case of a conditional Change of Control Offer made in advance of a Change of Control Triggering Event as described below.
(b)    The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules or regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws, rules or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Issuer shall not be deemed to have breached its obligations described in this Indenture by virtue of compliance therewith. The Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.
(c)    The Issuer will not be required to make a Change of Control Offer following a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption with respect to all outstanding Notes has been given pursuant to Section 3.7, unless or until there is a default in the payment of the redemption price on the applicable redemption date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied.
(d)    Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event if a definitive agreement related to the Change of Control is in place at the time the Change of Control Offer is made.
(e)    The provisions in this Section 4.8 relating to the Issuer’s obligation to make a Change of Control Offer may be waived or modified with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.
Section 4.9.    Corporate Existence. Subject to Article V, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a corporation or other legal entity, as applicable.

Section 4.10.    Limitation on Guarantees. (a) The Issuer shall not permit any of its Non-Guarantor Domestic Subsidiaries to Guarantee the payment of (i) Indebtedness under any syndicated Debt Facility or (ii) capital markets debt securities, in each case of the Issuer or any other Guarantor, unless:
(1)    such Subsidiary within 30 days executes and delivers a supplemental indenture to this Indenture providing for a Note Guarantee by such Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such Guarantee by such Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Note Guarantee; and
(2)    such Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Subsidiary as a result of any payment by such Subsidiary under its Note Guarantee until payment in full of Obligations under this Indenture.
(b)    The Issuer may elect, in its sole discretion, to cause or allow, as the case may be, any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Note Guarantee may be released at any time in the Issuer’s sole discretion so long as any Indebtedness of such Subsidiary then outstanding could have been incurred by such Subsidiary (either (x) when so incurred or (y) at the time of the release of such Note Guarantee) assuming such Subsidiary were not a Guarantor at such time.
Section 4.11.    Limitation on Sale and Leaseback Transactions. The Issuer shall not, and shall not permit any Subsidiary, to consummate any Sale and Leaseback Transaction with respect to any real or tangible personal property of the Issuer or any Subsidiary, unless:
(a)    such Sale and Leaseback Transaction is solely between the Issuer and a Subsidiary or between Subsidiaries;
(b)    the related lease in respect of such Sale and Leaseback Transaction is for a term, including renewals at the option of the lessee, of not more than three years;
(c)    such Sale and Leaseback Transaction is entered into within the later of 12 months after (i) the date of completion of the acquisition of the property subject thereto and (ii) the date of the commencement of full operation of the property subject thereto after the completion of construction, development or substantial repair or improvement of such property;
(d)    the Issuer or such Subsidiary would be entitled to incur Indebtedness secured by a Lien on such asset or property involved in such transaction at least equal in amount to the Attributable Indebtedness with respect to such Sale and Leaseback Transaction without equally and ratably securing (or securing on a senior basis) the Notes or the Note Guarantees pursuant to Section 4.7; or
(e)    the Issuer applies an amount equal to the net proceeds from the sale of such asset or property involved in such Sale and Leaseback Transaction within 365 days after the consummation of such Sale and Leaseback Transaction to the defeasance, repurchase, repayment, prepayment, redemption or retirement of the Notes or other Indebtedness (other than Subordinated Indebtedness) of the Issuer or a Subsidiary or to the purchase, construction or development of other property or assets (whether real or personal) used or useful in the business of the Issuer and its Subsidiaries.
Section 4.12.    Suspension of Covenants. (a) Following the first day: (i) the Notes have achieved Investment Grade Status; and (ii) no Default or Event of Default has occurred and is continuing, then, beginning on that day and continuing until the Reversion Date, the Issuer and its Subsidiaries will not be subject to the provisions of Section 4.10 and Section 5.1(d) (collectively, the “Suspended Covenants”).
(b)    If at any time the Notes cease to have such Investment Grade Status or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.” No Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Subsidiaries during the Suspension Period. On and after each Reversion Date, the Issuer and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.
(c)    The Issuer shall deliver promptly to the Trustee an Officer’s Certificate notifying the Trustee of the date of suspension of the covenants or Reversion Date, as the case may be, pursuant to this Section 4.12, upon which the Trustee may conclusively rely. The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Status or of the occurrence of a Reversion Date or the commencement of a Suspension Period. The Trustee shall have no duty to inquire or to verify the treatment of the Issuer’s debt by the Rating Agencies or otherwise to determine the factual basis for the Issuer’s determination of the occurrence or timing of a date of suspension of the covenants or Reversion Date. The Issuer also shall provide notice to the Holders of any date of suspension of the covenants or any Reversion Date.

ARTICLE V
SUCCESSORS
Section 5.1.    Merger, Consolidation, or Sale of Assets. (a) The Issuer shall not consolidate with or merge with or into, or convey, transfer, sell or lease all or substantially all its assets, in one transaction or a series of related transactions, to any Person, unless:
(1)    the Issuer is the surviving Person or the resulting, surviving or transferee Person (the “Successor Issuer”) will be a Person organized or existing under the laws of the United States of America, any State of the United States or the District of Columbia, and the Successor Issuer (if not the Issuer) expressly assumes all the obligations of the Issuer under the Notes and this Indenture pursuant to supplemental indentures or other documents and instruments;
(2)    immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Issuer or any Subsidiary of the applicable Successor Issuer as a result of such transaction as having been incurred by the applicable Successor Issuer or such

Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing; and
(3)    the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that such consolidation, merger, sale or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) is a legal and binding agreement enforceable against the Successor Issuer, provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clause (2) above.
(b)    The Successor Issuer will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Notes and this Indenture, and the Issuer will automatically and unconditionally be released and discharged from its obligations under the Notes and this Indenture (except in the case of (x) a lease or (y) a sale or transfer of less than all or substantially all of its assets).
(c)    Notwithstanding any other provision of this Section 5.1, (1) the Issuer may consolidate or otherwise combine with, merge into or transfer or sell all or part of its properties and assets to a Guarantor and (2) the Issuer may consolidate or otherwise combine with or merge into an Affiliate organized or existing under the laws of the United States of America, any State of the United States or the District of Columbia incorporated or organized for the purpose of changing the legal domicile of the Issuer, reincorporating the Issuer in another jurisdiction, or changing the legal form of the Issuer.
(d)    Subject to Section 10.5, no Guarantor may consolidate with or merge with or into, or convey, transfer, sell or lease all or substantially all its assets, in one or a series of related transactions, to any Person, unless:
(1)    (A) the other Person is the Issuer or any Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or either (x) the Issuer or a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all the obligations of the Guarantor under its Note Guarantee and this Indenture by supplemental indenture or other documents or instruments; or (B) the transaction constitutes a sale, disposition or transfer (including by way of merger, amalgamation, consolidation, dividend, distribution or otherwise) of the Capital Stock of such Guarantor, following which such Guarantor is no longer a Subsidiary of the Issuer, or the transaction constitutes the conveyance, transfer, sale or lease of all or substantially all of the assets of the Guarantor to a Person other than the Issuer or a Subsidiary of the Issuer;
(2)    immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing; and
(3)    the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that such consolidation, merger, sale or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) is a legal and binding agreement enforceable against the successor Guarantor, provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clause (2) above.
(e)    Notwithstanding any other provision of this Section 5.1, any Guarantor may (1) consolidate or otherwise combine with, merge into or transfer or sell all or part of its properties and assets to another Guarantor or the Issuer, (2) consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Guarantor, reincorporating the Guarantor in another jurisdiction, or changing the legal form of the Guarantor, (3) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor and (4) liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer. Notwithstanding anything to the contrary in this Section 5.1, the Issuer may contribute Capital Stock of any or all of its Subsidiaries to any Guarantor.
(f)    Any reference in this Indenture to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
ARTICLE VI
DEFAULTS AND REMEDIES
Section 6.1.    Events of Default. (a) Each of the following is an “Event of Default”:
(1)    default in any payment of interest on any Note when due and payable, continued for 30 days;
(2)    default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;
(3)    failure by the Issuer or any Guarantor to comply for 60 days after written notice as provided below with any agreement or obligation contained in this Indenture; provided that in the case of a failure to comply with Section 4.3, such period of continuance of such default or breach shall be 120 days after written notice as provided below has been given;
(4)    default under any mortgage, indenture or instrument under which there may be issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Subsidiary (or the payment of which is Guaranteed by the Issuer or any Subsidiary), other than Indebtedness owed to the Issuer or a Subsidiary, whether such Indebtedness or Guarantee now exists or is created after the date hereof, which default:
(A)    is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or
(B)    results in the acceleration of such Indebtedness prior to its stated final maturity (the “cross acceleration provision”);
and, in each case, the outstanding principal amount of any such Indebtedness, together with the outstanding principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been so accelerated, aggregates to $75.0 million or more;
(5)    failure by the Issuer or a Significant Subsidiary (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $75.0 million

(in each case net of amounts covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final (the “judgment default provision”);
(6)    any Note Guarantee of a Significant Subsidiary (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries) would constitute a Significant Subsidiary) ceases to be in full force and effect, other than in accordance with the terms of this Indenture, or is declared null and void in any judicial proceeding or a Significant Subsidiary (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries) would constitute a Significant Subsidiary) denies or disaffirms its obligations under this Indenture or its Note Guarantee in writing;
(7)    the Issuer or a Significant Subsidiary (or any group of Subsidiaries, that taken together as of the latest audited consolidated financial statements of the Issuer and its Subsidiaries, would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:
(A)    commences a voluntary case;
(B)    consents to the entry of an order for relief against it in an involuntary case;
(C)    consents to the appointment of a custodian of it or for all or substantially all of its property;
(D)    makes a general assignment for the benefit of its creditors;
(E)    generally is not paying, or is unable to pay, its debts as they become due; or
(F)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)    is for relief against the Issuer or any Significant Subsidiary of the Issuer (or any group of Subsidiaries of the Issuer that, taken together as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries), would constitute a Significant Subsidiary, in an involuntary case;
(ii)    appoints a custodian of the Issuer or any Significant Subsidiary of the Issuer or group of Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries), would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any Significant Subsidiary of the Issuer or group of Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries), would constitute a Significant Subsidiary;
(iii)    orders the liquidation of the Issuer or any Significant Subsidiary of the Issuer or group of Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries), would constitute a Significant Subsidiary); or
(iv)    or any similar relief against the Issuer or any Significant Subsidiary of the Issuer or group of Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries), would constitute a Significant Subsidiary is granted under any applicable foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days;

provided that a Default under clause (3) of this Section 6.1(a) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes notify the Issuer of the Default and the Issuer does not cure such Default within the applicable time specified in clause (3) after receipt of such notice.
(b)    In the event of a declaration of acceleration of the Notes because an Event of Default under Section 6.1(a)(4) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled, waived and rescinded if the event of default or payment default triggering such Event of Default shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.
(c)    If a Default or Event of Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the times such Initial Default is cured, such Default or Event of Default for a failure to report or failure to deliver a required certificate in connection with such Initial Default that relates solely to such Initial Default will also be cured without any further action.
Section 6.2.    Acceleration. If an Event of Default occurs and is continuing (other than an Event of Default referred to in Section 6.1(a)(7)), then the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of, premium, if any, all of the Notes to be due and payable immediately, by a notice in writing to the Issuer (and to the Trustee if given by Holders), and upon any such declaration such principal and premium (or specified amount) shall become immediately due and payable. If an Event of Default specified in Section 6.1(a)(7) occurs and is continuing, the principal of all outstanding Notes shall ipso facto become and be immediately due and payable without further action or notice on the part of the Trustee or any Holder of the Notes.
At any time after the principal amount of all outstanding Notes shall have been so declared or otherwise become due and payable, and before a judgment or decree for payment of the money due shall have been obtained by the Trustee as hereinafter in this Article VI provided, the Holders of a majority in aggregate principal amount of the outstanding Notes (except with respect to the nonpayment of principal of, and premium on, if any, the Notes, other than the nonpayment of such amounts that have become due solely by such declaration of acceleration), by written notice to the Issuer and the Trustee, may rescind and annul that declaration or acceleration and its consequences if all Events of Default with respect to the Notes, other than the non-payment of the principal of, premium, if any, and interest, if any, of the Notes that have become due solely by such acceleration, have been cured or have been waived as provided in Section 6.13.
Section 6.3.    Collection of Indebtedness and Suits for Enforcement by Trustee. If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as Trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, on, and interest, if any, remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.4.    Trustee May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other similar judicial proceeding relative to the Issuer or any other obligor upon the Notes or the property of the Issuer or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Issuer for the payment of overdue principal, premium or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,
(a)    to file and prove a claim for the whole amount of principal, premium and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding; and
(b)    to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee hereunder.
Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.5.    Trustee May Enforce Claims Without Possession of Securities. All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.
Section 6.6.    Application of Money Collected. Any money or property collected by the Trustee after the occurrence and continuation of an Event of Default shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal, premium or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:
First: To the payment of all amounts due the Trustee, the Agents and their agents and counsel under this Indenture; and
Second: To the payment of the amounts then due and unpaid for principal of, premium, if any, and interest, if any, on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Securities for principal, premium and interest; and
Third: To the Issuer or such other Person as a court of competent jurisdiction directs.
The Trustee may fix a record date and payment date for any payment to Holders of the Notes pursuant to this Section 6.6.

Section 6.7.    Limitation on Suits. No Holder shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver, trustee or similar official, or for any other remedy hereunder, unless
(a)    such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;
(b)    the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;
(c)    such Holder or Holders have offered and, if requested, provided to the Trustee indemnity or security reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;
(d)    the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
(e)    no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Notes;
it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all such Holders.

Section 6.8.    Reserved.
Section 6.9.    Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and, in every such case, subject to any determination in such proceeding and to the extent permitted by applicable law, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.10.    Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.7, to the extent permitted by applicable law, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy and every right and remedy shall, to the extent permitted by applicable law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not, to the extent permitted by applicable law, prevent the concurrent assertion or employment of any other appropriate right or remedy.
Section 6.11.    Delay or Omission Not Waiver. To the extent permitted by applicable law, no delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein and every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.
Section 6.12.    Control by Holders. The Holders of a majority in aggregate principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee, with respect to the Notes, provided that
(a)    such direction shall not be in conflict with any rule of law or with this Indenture;
(b)    the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction;
(c)    the Trustee shall have the right to decline to follow any such direction if the Trustee in good faith shall, by a Responsible Officer of the Trustee, determine that the proceeding so directed would involve the Trustee in personal liability; and
(d)    the Holders shall have offered and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against the losses, costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.
Section 6.13.    Waiver of Past Defaults. The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may (including by consents obtained in connection with a tender offer or exchange offer for the Notes), on behalf of the Holders of all the Notes, by written notice to the Trustee and the Issuer, waive any past Default hereunder with respect to the Notes and its consequences, except a Default in the payment of the principal of, premium, if any, or interest, if any, on any Security of such Series and any Default, the modification of which requires the consent of the Holders of all of the outstanding Notes (provided, however, that the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind an acceleration of the Notes and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but, to the extent permitted by applicable law, no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.14.    Undertaking for Costs. All parties to this Indenture agree, and each Holder by his or her acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 6.14 shall not apply to any suit instituted by the Issuer, to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the outstanding Notes, or to any suit instituted by any Holder for the enforcement of the payment of the principal of, or premium or interest on, the Notes on or after the respective due dates expressed herein.
ARTICLE VII
TRUSTEE
Section 7.1.    Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the degree of care that a prudent person would use under the circumstances in the conduct of his or her own affairs.

(b)    Except during the continuance of an Event of Default:
(i)    the Trustee need perform only those duties that are expressly and specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee.
(ii)    the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions that are provided to the Trustee and conform to the requirements of this Indenture; provided, however, in the case of any such certificates or opinions that by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(c)    The Trustee may not be relieved from liability for its own gross negligent action, its own gross negligent failure to act or its own willful misconduct, except that:
(i)    This paragraph does not limit the effect of paragraph (b) of this Section.
(ii)    The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Responsible Officer was grossly negligent in ascertaining the pertinent facts.
(iii)    In the absence of willful misconduct, or gross negligence on its part, the Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it with respect to Notes in good faith in accordance with the direction of the Holders of a majority in principal amount of the outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture with respect to the Notes.
(d)    Every provision of this Indenture that in any way relates to the Trustee is subject to this Section and Section 7.2.
(e)    Subject to the provisions of Section 8.5 hereof, all moneys received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated from other funds except to the extent required by law. The Trustee shall not be liable for interest on (or the investment of) any money received by it except as the Trustee may agree to in writing with the Issuer.
(f)    No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties, or in the exercise of any of its rights or powers, if it shall have grounds for believing that repayment of such funds or adequate indemnity against such risk is not reasonably assured to it.
(g)    The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against the losses, costs, expenses and liabilities that might be incurred by it in performing such duty or exercising such right or power.
Section 7.2.    Rights of Trustee. (a) The Trustee may rely on and shall be protected in acting or refraining from acting upon any document (whether in original, facsimile or electronic form) believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel or both.
(c)    The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care. No Depositary shall be deemed an agent of the Trustee and the Trustee shall not be responsible for any act or omission by any Depositary. The Trustee shall not be liable for any action it takes or omits to take in good faith that a Responsible Officer of the Trustee believes to be authorized or within its rights or powers, provided that the Trustee’s conduct does not constitute gross negligence or willful misconduct.
(d)    The Trustee may, at the expense of the Issuer, consult with counsel reasonably selected by it and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder without gross negligence or willful misconduct, and in reliance thereon.
(e)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders unless such Holders shall have offered and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against the losses, costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.
(f)    The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.
(g)    The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event that is in fact such a default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture and indicates it is a “notice of default.”
(h)    The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, each Agent, and each agent, custodian and other person employed to act hereunder.
(i)    The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.
(j)    Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the Holder of any Note shall be conclusive and binding upon future Holders and upon any Note executed and delivered in exchange therefor or in place thereof.
(k)    The Trustee shall not be responsible or liable for punitive, special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions.
(l)    The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(m)    Any permissive right of the Trustee to take or refrain from taking actions enumerated in this Indenture or the Notes shall not be construed as a duty.
(n)    Nothing herein shall be deemed to require the Trustee to submit to the jurisdiction or venue of a non-U.S. court.
(o)    The Trustee is not responsible for monitoring the performance by any third party of their duties or for their failure to perform.
(p)    Nothing herein shall be construed to impose an obligation on the part of the Trustee to monitor, recalculate, evaluate or verify any report, certificate or information received from the Issuer or any other person (unless and except to the extent otherwise expressly set forth herein), or to monitor, verify or independently determine compliance by the Issuer with the terms hereof.
(q)    Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes.
(r)    Any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Issuer Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.
Section 7.3.    Individual Rights of the Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of the Notes and may otherwise deal with the Issuer or an Affiliate of the Issuer with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. The Trustee is also subject to Section 7.10.
Section 7.4.    Trustee’s Disclaimer. The Trustee shall not be (a) responsible for, and makes no representation as to, the validity or adequacy of this Indenture or the Notes; (b) accountable for the Issuer’s use of the proceeds from the Notes, or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture; (c) responsible for the use or application of any money received by any Paying Agent other than the Trustee; and (d) responsible for any statement or recital in this Indenture, the Notes or any other document relating to the sale of the Notes or this Indenture, other than its certificate of authentication.
Section 7.5.    Notice of Defaults. If a Default or Event of Default occurs and is continuing with respect to the Notes and if a Responsible Officer of the Trustee is deemed to have actual knowledge of such Default or Event of Default in accordance with Section 7.2(g), the Trustee shall send to Holders a notice of a Default or Event of Default within 90 days after it occurs or, if later, after a Responsible Officer of the Trustee is deemed to have actual knowledge of such Default or Event of Default, in each case unless such Default or Event of Default shall have been cured or waived. Except in the case of a Default or Event of Default in payment of principal of, or premium or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines the withholding of such notice is in the interests of the Holders.
Section 7.6.    Compensation and Indemnity. The Issuer shall pay to the Trustee (acting in any capacity hereunder) and any Agent from time to time compensation for its services as the Issuer and the Trustee (and Agent, as applicable) shall from time to time agree upon in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable and documented out-of-pocket expenses incurred by the Trustee in the performance of its duties under this Indenture, as Trustee or Agent. Such expenses shall include the reasonable compensation and expenses of the Trustee’s agents and counsel employed by it in the exercise and performance of its powers and duties as Trustee.
The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee in any capacity under this Indenture and any other Note Document, each Agent and each of its respective agents and any authenticating agent for, and to hold each of them harmless against, any and all losses, liabilities, damages, costs, claims or expenses (including the fees and expenses of counsel and court costs) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture including the costs and expenses of any action, claim or suit enforcing this Indenture and the Trustee’s right to indemnification against the Issuer and the Guarantors (including this Section 7.6) and defending itself against any claim (whether asserted by the Issuer, any Holder or any other Person) or liability in connection with the exercise or performance of any of its rights, powers or duties under this Indenture, except to the extent any such loss, liability or expense may be attributable to its own gross negligence or willful misconduct, as determined by a final nonappealable order of a court of competent jurisdiction. The Trustee will notify in writing the Issuer promptly of any claim for which it may seek indemnity. The obligations of the Issuer under this Section 7.6 shall survive the satisfaction and discharge of this Indenture and the earlier resignation or removal or the Trustee. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The indemnification provided in this Section 7.6 shall extend to the officers, directors, agents and employees of the Trustee.
Anything in this Indenture to the contrary notwithstanding (including, without limitation, the first two paragraphs of this Section 7.6), the Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or by any officer, director, employee, shareholder or agent of the Trustee through gross negligence or willful misconduct as determined by a final nonappealable order of a court of competent jurisdiction.
When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(a)(7) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.
The provisions of this Section 7.6 shall survive the termination of this Indenture and the resignation or removal of the Trustee, and shall extend to any co-trustee or separate trustee.
Section 7.7.    Right of Trustee to Rely on Officer’s Certificate and an Opinion of Counsel. Subject to Section 7.1 and Section 7.2, whenever in the administration of the trusts of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on the part of the Trustee as determined by a final order of a court of competent jurisdiction, be deemed to be conclusively proved and established by an Officer’s Certificate and Opinion of Counsel delivered to the Trustee, and such certificate, in the absence of gross negligence or willful misconduct on the part of the Trustee as determined by a final order of a court of competent jurisdiction, shall be full warrant to the Trustee for any action taken, suffered or omitted by it under the provisions of this Indenture upon the faith thereof.
Section 7.8.    Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8 and the retiring or resigning Trustee shall have no liability or responsibility for the action or inaction of any successor Trustee.
The Trustee may resign by giving written notice of resignation to the Issuer at least 30 days (or such shorter time as the Trustee deems necessary, provided a successor Trustee is in place) prior to the date of the proposed resignation. The Holders of a majority in aggregate principal amount of the outstanding Notes may remove the Trustee by so notifying the Issuer and the Trustee in writing. The Issuer may remove the Trustee if:
(a)    the Trustee fails to comply with Section 7.10;

(b)    the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(c)    a Custodian or public officer takes charge of the Trustee or its property; or
(d)    the Trustee becomes incapable of acting.
If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.
If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least a majority in aggregate principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the Issuer’s expense.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Immediately after that, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee subject to the Lien provided for in Section 7.6, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee with respect to the Notes. A successor Trustee shall give a notice of its succession to each Holder of the Notes. Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under Section 7.6 hereof shall continue for the benefit of the retiring Trustee.
Section 7.9.    Successor Trustee by Merger, Etc. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another person, the successor person without any further act shall be the successor Trustee with the same effect as if the successor Trustee had been named as the Trustee in this Indenture.
In case at the time such successor to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor Trustee and deliver the Notes so authenticated; and, in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate the Notes either in the name of any predecessor hereunder or in the name of the successor Trustee; and in all such cases such certificate shall have the full force which it is anywhere in the Notes or in this Indenture, provided, that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of the predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.
Section 7.10.    Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trust powers and that is subject to supervision or examination by federal or state authorities. Such Trustee (or its parent) together with its affiliates shall at all times have a combined capital surplus of at least $25.0 million as set forth in its most recent annual report of condition.
Section 7.11.    Appointment of Authenticating Agent. (a) At any time when any of the Notes remain outstanding, the Trustee may appoint an Authenticating Agent or Agents with respect to the Notes that shall be authorized to act on behalf of the Trustee to authenticate the Notes and the Trustee shall give written notice of such appointment to all Holders, in the manner provided for in Section 11.2. Notes so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder. Any such appointment shall be evidenced by an instrument in writing signed by the Trustee, and a copy of such instrument shall be promptly furnished to the Issuer. Wherever reference is made in this

Indenture to the authentication and delivery of Notes by the Trustee or the Trustee’s certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent.
(b)    Each Authenticating Agent shall be reasonably acceptable to the Issuer and shall at all times be a corporation organized and doing business under the laws of the United States of America, any state thereof or the District of Columbia, authorized under such laws to act as Authenticating Agent, having a combined capital and surplus of at least $25.0 million and subject to supervision or examination by federal or state authority. If such corporation publishes or files reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section 7.11, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published or filed. If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect specified in this Section 7.11.
(c)    Any corporation into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation succeeding to the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent, provided such corporation shall be otherwise eligible under this Section 7.11, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.
(d)    An Authenticating Agent may resign at any time by giving written notice thereof to the Trustee and to the Issuer. The Trustee may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent and to the Issuer. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 7.11, the Trustee may appoint a successor Authenticating Agent that shall be acceptable to the Issuer and shall give written notice of such appointment to all Holders, in the manner provided for in Section 11.2. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 7.11.
(e)    The Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services under this Section.
ARTICLE VIII
DEFEASANCE; DISCHARGE OF THIS INDENTURE
Section 8.1.    Satisfaction and Discharge of Indenture. This Indenture shall upon Issuer Order cease to be of further effect (except as hereinafter provided in this Section 8.1) with respect to the Notes, and the Trustee, at the expense of the Issuer, shall execute instruments acknowledging satisfaction and discharge of this Indenture, when
(a)    any of the following shall have occurred:
(i)    all Notes theretofore authenticated and delivered (other than the Notes that have been destroyed, lost or stolen and that have been replaced or paid and the Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the

Issuer or any of its Subsidiaries and thereafter repaid to the Issuer or discharged from such trust as in this Indenture provided) have been delivered to the Trustee for cancellation; or
(ii)    all such Notes not theretofore delivered to the Trustee for cancellation:
(A)    have become due and payable, or
(B)    will become due and payable at their Stated Maturity within one year, or
(C)    have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption in the name, and at the expense, of the Issuer, and the Issuer, in the case of (A), (B) or (C) above, has irrevocably (except as provided in Sections 8.2(c) and 8.5 hereof) deposited or caused to be deposited with the Trustee, money in Dollars or U.S. Government Obligations, or a combination thereof, as applicable, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, for the purpose of paying and discharging the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal, premium and interest, if any, to the date of such deposit (in the case of the Notes that have become due and payable on or prior to the date of such deposit) or to the Stated Maturity or redemption date, as the case may be, provided that if the Notes are redeemable at a premium that is calculated pursuant to a formula or spread to the spread on a government security, the amount of money that the Issuer must irrevocably deposit or cause to be deposited will be determined using an assumed premium calculated as of the date of such deposit, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate in good faith, and the Issuer must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the premium as determined on such date; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (a) and (b)).
(b)    the Issuer has paid or caused to be paid all other sums payable hereunder by the Issuer with respect to the Notes; and
(c)    the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent in this Article VIII relating to the satisfaction and discharge of this Indenture with respect to the Notes have been complied with.
Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuer to the Trustee under Section 7.6, the provisions of this Section 8.1 and, if money shall have been deposited with the Trustee pursuant to clause (a) of this Section 8.1, the provisions of Sections 2.3, 2.6, 2.7, 8.2 and 8.5 and, if the Notes have been or are to be called for redemption, Article III shall survive.
Section 8.2.    Application of Trust Funds; Indemnification. (a) Subject to the provisions of Sections 8.2(c) and 8.5, all money deposited with the Trustee pursuant to Section 8.1, all money and U.S. Government Obligations deposited with the Trustee pursuant to Section 8.3 or Section 8.4 and all money received by the Trustee in respect of U.S. Government Obligations deposited with the Trustee pursuant to Section 8.3 or Section 8.4 with respect to the Notes, shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent), to the persons entitled thereto, of the principal, premium and interest for whose payment such money and/or U.S. Government Obligations have been deposited with or received by the Trustee or to make mandatory sinking fund payments or analogous payments as contemplated by Section 8.3 or Section 8.4 with respect to the Notes.

(b)    The Issuer shall pay and indemnify the Trustee (and any Agent as applicable) against any tax, fee or other charge imposed on or assessed against U.S. Government Obligations deposited pursuant to Sections 8.3 or 8.4 or the principal and interest received in respect thereof, other than any such tax, fee or other charge that by law is for the account of the Holders of the outstanding Notes.
(c)    The Trustee shall deliver or pay to the Issuer from time to time upon Issuer Order any U.S. Government Obligations or money held by it as provided in Sections 8.3 or 8.4 that are then in excess of the amount thereof that then would have been required to be deposited for the purpose for which such U.S. Government Obligations or money were deposited or received. This provision shall not authorize the sale by the Trustee of any U.S. Government Obligations held under Section 8.3 or Section 8.4 of this Indenture.
Section 8.3.    Legal Defeasance of the Notes. The Issuer may, at any time at its option elect to have this Section 8.3 be applied to all outstanding Notes and all obligations of the Guarantors upon compliance with the conditions set forth below in this Section 8.3. The Issuer shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Notes on the day after the date of the deposit referred to in subparagraph (1) of this Section 8.3, and the provisions of this Indenture, as it relates to such outstanding Notes, shall no longer be in effect (and the Trustee, at the expense of the Issuer, shall, at Issuer Order, execute instruments acknowledging the same (“legal defeasance”)), except as to:
(a)    the rights of Holders to receive, solely from the trust funds described in subparagraph (c)(1) of this Section 8.3, (i) payment of the principal of and each installment, if any, of principal of, and any premium and interest on, the outstanding Notes on the Stated Maturity of such principal or installment of principal or premium or interest and (ii) the benefit of any mandatory sinking fund payments applicable to the Notes on the day on which such payments are due and payable in accordance with the terms of this Indenture and the Notes;
(b)    the provisions of Sections 2.3, 2.6, 2.7, 8.2, 8.3 and 8.5 and, if the Notes have been or are to be called for redemption, Article III; and
(c)    the rights, powers, trust, indemnities and immunities of the Trustee hereunder and the obligations of the Issuer in connection therewith;
provided that, the following conditions shall have been satisfied:
(1)    the Issuer shall have deposited or caused to be irrevocably deposited (except as provided in Section 8.2(c) and Section 8.5) with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for and dedicated solely to the benefit of the Holders, cash in Dollars and/or U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms, will provide (and without reinvestment and assuming no tax liability will be imposed on such Trustee), not later than one day before the due date of any payment of principal of, or premium, if any, or interest, if any, on and any mandatory sinking fund payments in respect of, the Notes, an amount in cash sufficient (which, in the case of U.S. Government Obligations, shall be determined based on the opinion of a nationally recognized firm of independent public accountants, investment bank or consultants expressed in a written certificate delivered to the Trustee) to pay and discharge each installment of principal of, and premium, if any, and interest, if any, on, and any mandatory sinking fund payments in respect of all the Notes on the dates such installments of interest, premium or principal and such sinking fund payments are due or, if applicable, any redemption date specified by the Issuer;
(2)    such deposit will not result in a breach or violation of, or constitute a default under, the Credit Agreement or any other material instrument or agreement relating to or evidencing indebtedness for borrowed money (other than this Indenture) to which the Issuer is a party or by which it is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other indebtedness and, in each case, the granting of Liens in connection therewith);
(3)    no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Notes shall have occurred and be continuing on the date of such deposit;
(4)    the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, (1) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (2) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;
(5)    if the deposit of money and/or U.S. Government Obligations shall be sufficient to pay the principal of, and premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of any or all of the outstanding Notes provided the Notes are redeemed on a particular redemption date, and if the Notes have not been called for redemption, then the Issuer shall make arrangements reasonably satisfactory to the Trustee for the giving of notice of such redemption in the name, and at the expense of, the Issuer; and
(6)    the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, to the effect that all conditions precedent provided for relating to the legal defeasance contemplated by this Section 8.3 have been complied with.
The Issuer may effect legal defeasance with respect to the Notes notwithstanding that the Issuer may have previously effected covenant defeasance with respect to the Notes. For the avoidance of doubt and without limitation to any of the other provisions set forth in this Article VIII, if the Issuer effects legal defeasance with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes.
Section 8.4.    Covenant Defeasance. The Issuer may, at any time at its option elect to have this Section 8.4 be applied to all outstanding Notes and all obligations of the Guarantors upon compliance with the conditions set forth below in this Section 8.4. The Issuer shall be released from its obligations under, and may omit to comply with, any term, provision or condition set forth in Sections 4.7, 4.9, 4.10, 4.11 and 5.1 (other than Sections 5.1(a)(1) and 5.1(a)(2)) with respect to the Notes as well as any additional covenants specified in a supplemental indenture, a Board Resolution or an Officer’s Certificate delivered pursuant to Section 2.2 with respect to the Notes (and the failure to comply with any such covenants shall not constitute a default, Default or Event of Default with respect to any the Notes, whether such default, Default or Event of Default is specified in this Indenture or in any supplemental indenture or any Board Resolution and Officer’s Certificate delivered pursuant to Section 2.2 in respect of the Notes (“covenant defeasance”)), provided that the following conditions shall have been satisfied:
(a)    the Issuer shall have deposited or caused to be irrevocably deposited (except as provided in Section 8.2(c) and Section 8.5) with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for and dedicated solely to the benefit of the

Holders, cash in Dollars and/or U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms, will provide (and without reinvestment and assuming no tax liability will be imposed on such Trustee), not later than one day before the due date of any payment of principal of, or premium, if any, or interest, if any, on and any mandatory sinking fund payments in respect of, the Notes, an amount in cash sufficient (which, in the case of U.S. Government Obligations, shall be determined based on the opinion of a nationally recognized firm of independent public accountants, investment bank or consultants expressed in a written certificate delivered to the Trustee) to pay and discharge each installment of principal of, and premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of all the Notes on the dates such installments of interest, premium or principal and such sinking fund payments are due or, if applicable, any redemption date specified by the Issuer;
(b)    such deposit will not result in a breach or violation of, or constitute a default under, the Credit Agreement or any other material instrument or agreement relating to or evidencing indebtedness for borrowed money (other than this Indenture) to which the Issuer is a party or by which it is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other indebtedness and, in each case, the granting of Liens in connection therewith);
(c)    no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Notes shall have occurred and be continuing on the date of such deposit;
(d)    the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;
(e)    if the deposit of money and/or U.S. Government Obligations shall be sufficient to pay the principal of, premium, if any, and interest, if any on and any mandatory sinking fund payments in respect of any or all of the outstanding Notes; provided the Notes are redeemed on a particular redemption date, and if the Notes have not been called for redemption, then the Issuer shall make arrangements reasonably satisfactory to the Trustee for the giving of notice of such redemption in the name, and at the expense of, the Issuer; and
(f)    the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that all conditions precedent provided for relating to the covenant defeasance contemplated by this Section 8.4 have been complied with.
Except as specified above, under the remainder of this Indenture, such Notes and the Note Guarantees shall be unaffected by such covenant defeasance.
Section 8.5.    Repayment to Company. Subject to applicable law, the Trustee and the Paying Agent shall pay to the Issuer upon request any money, U.S. Government Obligations held by them in trust for the payment of principal, interest, premium, if any, or any sinking fund payment on the Notes and not applied that remains unclaimed for two years after the respective dates such principal, interest or premium, if any, or sinking fund payment on the Notes, as the case may be, shall have become due and payable. After that, Holders entitled to the payment thereof must look to the Issuer for payment as general creditors unless an applicable abandoned property law designates another person, and the Trustee shall have no further liability with respect to such money.

Section 8.6.    Reinstatement
. If the Trustee or the Paying Agent is unable to apply any money deposited with respect to the Notes in accordance with Sections 8.1, 8.3 or 8.4 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Issuer under this Indenture with respect to the Notes and under the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.1, Section 8.3 and/or Section 8.4, as applicable, until such time as the Trustee or the Paying Agent is permitted to apply all such money in accordance with Section 8.1, Section 8.3 and/or Section 8.4, as applicable; provided, however, that if the Issuer has made any payment of principal of or interest or premium on or any sinking fund payments with respect to the Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.
Section 8.7.    Release of Other Obligations
. Upon legal defeasance or covenant defeasance of the Notes or if the Issuer shall effect satisfaction and discharge of this Indenture pursuant to Section 8.1, then all Notes Guarantees, if any, shall be automatically released and terminated, all Guarantors, if any, of the Notes shall be automatically released and discharged from all of their obligations under this Indenture, their respective Note Guarantees and any other instruments or agreements creating or evidencing such Note Guarantees, all collateral, if any, for the Notes (other than the money and/or U.S. Government Obligations, as the case may be, deposited to effect such legal defeasance, covenant defeasance or satisfaction and discharge, as the case may be, in respect of the Notes pursuant to Section 8.1, 8.3 or 8.4, as the case may be) shall be automatically released and all Liens on such collateral (other than Liens on such money and/or U.S. Government Obligations deposited as aforesaid) securing the Notes shall be automatically released and terminated, all without any action by the Issuer, any Holder or the Trustee; provided that the Trustee agrees to take such action as the Issuer may reasonably request in order to evidence or effectuate the release, discharge and termination of any such Note Guarantees, Guarantors, collateral and Liens upon receipt of an Officer’s Certificate and Opinion of Counsel delivered pursuant to Section 11.3.

ARTICLE IX
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.1.    Without Consent of Holders of the Notes. The Issuer and the Trustee may enter into a supplemental indenture in order to amend or supplement this Indenture or the Notes or any Note Document without notice to or the consent of any Holder to:
(a)    cure any ambiguity, omission, mistake, defect, error or inconsistency;
(b)    conform any provision to the section of the Offering Memorandum under the caption “Description of notes” to the extent that such provision in the “Description of notes” was intended (as evidenced by an Officer’s Certificate) to be a verbatim recitation of a provision of the Note Documents;
(c)    provide for the assumption by a successor Person of the obligations of the Issuer or a Guarantor under any Note Document or to comply with Section 5.1 hereof;
(d)    provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of this Indenture relating to the form of the Notes (including related definitions);
(e)    add or modify the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Issuer or any Subsidiary;
(f)    make any change (including changing the CUSIP number or ISIN or other identifying number on any Notes) that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder;
(g)    comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act;
(h)    make such provisions as necessary for the issuance of Additional Notes in accordance with the terms of this Indenture;
(i)    add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Note Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture;
(j)    evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or successor Paying Agent thereunder pursuant to the requirements thereof or to provide for the accession by the Trustee to any Note Document;
(k)    secure the Notes and/or the related Note Guarantees or to add collateral thereto;
(l)    add an obligor or a Guarantor under this Indenture;
(m)    make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer the Notes; and

(n)    comply with the rules and procedures of any applicable securities depositary.
Section 9.2.    With Consent of Holders of Notes. (a) Subject to Section 9.3 and Section 9.4, the Issuer and the Trustee may enter into a supplemental indenture for the purpose of supplementing or amending in any manner this Indenture or the Notes, with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, voting as a single class (including consents obtained before or after a Change of Control or in connection with a purchase of, or tender offer or exchange offer for, such Notes); provided that no such consent of Holders shall be required in respect of any supplement or amendment permitted by Section 9.1 hereof. Without limitation to Section 6.13 and subject to Section 9.3, the Holders of at least a majority in aggregate principal amount of the outstanding Notes by written notice to the Trustee (including consents obtained before or after a Change of Control or in connection with a purchase of, or tender offer or exchange offer for, such Notes) may, on behalf of the Holders, waive compliance by the Issuer with covenants or other provisions of this Indenture and the Notes (including, without limitation, covenants and provisions that may be set forth in a supplemental indenture).
(b)    It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed supplemental indenture or waiver, but it shall be sufficient if such consent approves the substance thereof. After a supplemental indenture or waiver under this Section 9.2 becomes effective, the Issuer shall deliver to the Holders affected thereby, a notice briefly describing the supplemental indenture or waiver. Any failure by the Issuer to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver. A consent to any amendment or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes shall not be rendered invalid by such tender.
Section 9.3.    Limitations. Subject to Section 9.4 of this Indenture, an amendment, supplement or waiver pursuant to Section 9.1 or Section 9.2 of this Indenture (as modified by Section 8.3 hereof) affecting the Notes may not, without the consent of the affected Holders:
(a)    reduce the principal amount of such Notes whose Holders must consent to an amendment;
(b)    reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to any Change of Control);
(c)    reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to any Change of Control);
(d)    reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as described above under Section 3.7 hereof (other than to change the redemption notice periods);
(e)    make any such Note payable in currency other than that stated in such Note;
(f)    impair the right of any Holder to institute suit for the enforcement of any payment of principal of, and premium and interest on, such Holder’s Notes on or after the due dates therefor;
(g)    waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes outstanding and a waiver of the payment default that resulted from such acceleration); or

(h)    make any change in the amendment or waiver provisions which require the Holders’ consent described in this sentence.
Section 9.4.    Revocation and Effect of Consents. Until an amendment or supplement is set forth in a supplemental indenture or a waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of the Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to his or her Note or portion of the Note if the Trustee receives the notice of revocation in writing before the date of the supplemental indenture or the date the waiver becomes effective.
Any amendment, supplement or waiver once effective shall bind every Holder affected by such amendment, supplement or waiver unless it is of the type or relates to any matters described in any of clauses (a) through (h) of Section 9.3. In that case then, anything herein to the contrary notwithstanding, the amendment, supplement or waiver shall bind each Holder who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note.

Section 9.5.    Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
Section 9.6.    Trustee to Sign Amendments, Etc. The Trustee shall sign any amended or supplemental indenture or other amendment authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.
Section 9.7.    Officer’s Certificate and Opinion of Counsel. In connection with any amendment, supplement or waiver, in signing or refusing to sign any such amendment, supplement or waiver, the Trustee shall be entitled to receive (and, subject to Section 7.1, shall be fully protected in relying upon) an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to such amendment, supplement or waiver have been satisfied, that such amendment, supplement or waiver is authorized or permitted by this Indenture.
ARTICLE X
GUARANTEES
Section 10.1.    Guarantees. (a) For value received, each Guarantor, fully and unconditionally, jointly and severally with each other Guarantor and each other Person that may become a Guarantor hereunder, guarantees the Notes and obligations of the Issuer hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, that: (i) the principal of and premium, if any, and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise, together with interest on the overdue principal, if any, and interest on any overdue interest, if any, to the extent lawful, and all other Obligations of the Issuer to the Holders or the Trustee under this Indenture or the Notes shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Note Guarantees shall be a guarantee of payment and not of collection.
(b)    Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.
(c)    Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer or any other Person, protest, notice and all demands whatsoever and covenants that the Note Guarantee of such Guarantor shall not be discharged as to any Note or this Indenture except by complete performance of the obligations contained in such Note and this Indenture and such Note Guarantee. Each of the Guarantors hereby agrees that, in the event of an Event of Default resulting from payment of principal or premium, if any, or interest on any Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce each such Guarantor’s Note Guarantee without first proceeding against the Issuer or any other Guarantor.

Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders and any other amounts due and owing to the Trustee under this Indenture.
(d)    If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Note Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This Section 10.1(d) shall remain effective notwithstanding any contrary action that may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This Section 10.1(d) shall survive the termination of this Indenture.
(e)    Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Note Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Note Guarantee of such Guarantor.
(f)    Each Guarantor that makes a payment for distribution under its Note Guarantee is entitled upon payment in full of all guaranteed obligations under this Indenture to seek contribution from each other Guarantor in a pro rata amount of such payment based on the respective net assets of all the Guarantors at the time of such payment in accordance with GAAP.
Section 10.2.    Execution and Delivery of Note Guarantee. To evidence its Note Guarantee set forth in Section 10.1 hereof, each Guarantor agrees that this Indenture or a supplemental indenture in substantially the form attached hereto as Exhibit B shall be signed on behalf of such Guarantor by an Officer of such Guarantor (or, if an Officer is not available, by a board member or director) on behalf of such Guarantor by manual, facsimile or other electronic signature. Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes. In case the Officer, board member or director of such Guarantor whose signature is on this Indenture or supplemental indenture, as applicable, no longer holds such or an office at the time the Trustee authenticates any Note, the Note Guarantee shall be valid nonetheless.
The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.
Section 10.3.    Severability. In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.4.    Limitation of Guarantors’ Liability. Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Note Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee, result in the obligations of such Guarantor under its Note Guarantee constituting a fraudulent transfer or conveyance.
Section 10.5.    Termination, Release and Discharges. (a) Any Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged:
(1)    upon a sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation, dividend, distribution or otherwise) of the Capital Stock of such Guarantor, following which such Guarantor is no longer a Subsidiary of the Issuer;
(2)    upon a sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation, dividend distribution or otherwise) of all or substantially all of the assets of the Guarantor to a Person other than the Issuer or a Subsidiary of the Issuer;
(3)    upon defeasance or discharge of the Notes pursuant to Article VIII of this Indenture;
(4)    upon such Guarantor being released or discharged from (i) all of its obligations under all of its Guarantees of payment by the Issuer of any Indebtedness of the Issuer under the Credit Agreement and (ii) in the case of a Note Guarantee made by a Guarantor as a result of its guarantee of other Indebtedness of the Issuer or a Guarantor pursuant to Section 4.10, the relevant Indebtedness, except in the case of (i) or (ii), a release as a result of payment under such Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release);
(5)    upon the merger, amalgamation or consolidation of any Guarantor with and into the Issuer or another Guarantor or upon the liquidation or dissolution of such Guarantor;
(6)    with respect to any Note Guarantee by a Guarantor that is not otherwise required to be a Guarantor under the terms of this Indenture, upon the release of such Guarantee in accordance with the provisions of Section 4.10(b); or
(7)    as provided pursuant to Section 9.1.
(b)    Upon delivery to the Trustee of an Officer’s Certificate to the effect that such condition obtained or that such sale or other disposition was made by the Issuer in accordance with the provisions of this Indenture, including without limitation Section 4.12 hereof, the Trustee shall execute any documents reasonably requested by the Issuer in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.
(c)    Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of, and premium and interest on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article X.

Section 10.6.    Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.
ARTICLE XI
MISCELLANEOUS
Section 11.1.    Concerning the Trust Indenture Act. The Trust Indenture Act shall not be applicable to, and shall not govern, this Indenture, the Notes or the Note Guarantees.
Section 11.2.    Notices. Any notice, request, direction, instruction or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered by e-mail, in person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the addresses set forth below:
If to the Issuer or any Guarantor:
Arcosa, Inc.
500 N. Akard Street, Suite 400
Dallas, Texas 75201
Attention: Corporate Secretary and Associate General Counsel, Mark Elmore
Email: Mark.Elmore@arcosa.com
With a copy (which shall not constitute notice) to:
Baker Botts L.L.P.
2001 Ross Avenue, Suite 900
Dallas, Texas 75201
Attention: Samantha Hale Crispin
Facsimile: (214) 661-4497
Email: Samanta.Crispin@bakerbotts.com
If to the Trustee:
Wells Fargo Bank, National Association
CTSO Mail Operations
Attn: Tina Gonzalez
MAC: N9300-070
600 South 4th Street, 7th Floor
Minneapolis, Minnesota 55415
The parties hereto, by written notice to the others, may designate additional or different addresses for subsequent notices or communications.
All notices and communications (other than those sent to Holders and the Trustee) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; when receipt affirmatively acknowledged (without giving effect to any read receipt, automatic or similar response), if e-mailed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier promising next

Business Day delivery. Notwithstanding the foregoing, a notice of Default, Event of Default or acceleration may not be delivered to the Issuer or any Guarantor pursuant to e-mail or telecopier, and any such notice given pursuant to either such method shall be deemed null and void.
Any notice or communication to a Holder and the Trustee shall be mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. Notwithstanding the foregoing, as long as the Notes are Global Notes, notices to be given to the Holders shall be given to the Depositary, in accordance with its applicable policies as in effect from time to time. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. Any notice mailed or delivered to a Holder in the aforesaid manner shall be conclusively deemed to have been received by such Holder, whether or not such Holder actually receives such notice.
In respect of this Indenture, the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee shall not have any liability for any losses, liability, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. Each other party agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risks of interception and misuse by third parties.
If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt.
If the Issuer delivers a notice or communication to Holders, it shall mail a copy to the Trustee at the same time.
In case, by reason of the suspension of or irregularities in regular mail service or by reason of any other cause, it shall be impractical to mail notice of any event to Holders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be reasonably satisfactory to the Trustee shall be deemed to be sufficient giving of such notice for every purpose hereunder.
Any request, demand, authorization, direction, notice, consent or waiver required or permitted under this Indenture shall be in the English language, except that any published notice may be in an official language of the country of publication.
Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by the Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.
Section 11.3.    Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take any action under this Indenture (other than in connection with the issuance of the Initial Notes), the Issuer shall furnish to the Trustee upon request:
(a)    an Officer’s Certificate (which shall include the statements set forth in Section 11.4) stating that, in the opinion of the signer, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been satisfied (or will, concurrently with the delivery of the Officer’s Certificate, be satisfied); and
(b)    an Opinion of Counsel (which shall include the statements set forth in Section 11.4) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied (or will, concurrently with the delivery of the Opinion of Counsel, be satisfied).
In case of any application or request as to which the furnishing of other specified documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional Officer’s Certificate or Opinion of Counsel need be furnished.
Section 11.4.    Statements Required in Certificate or Opinion
. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than any certificate required by Section 4.4 hereof) shall include substantially:
(a)    a statement that the Person making such certificate or opinion has read and understands such covenant or condition;
(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(c)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
(d)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.
In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one Person may certify or give an opinion with respect to some matters and one or more other Persons as to other matters, and any one Person may certify or give an opinion as to such matters in one or several documents.
Any certificate or opinion of an Officer of the Issuer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his or her certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers of the Issuer stating that the information with respect to such factual matters is in the possession of the Issuer, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.
Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 11.5.    Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. Each of the Agents may make reasonable rules and set reasonable requirements for its functions.
Section 11.6.    No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator, partner, member or stockholder of the Issuer or any Guarantor, as such, will have any liability for any indebtedness, obligations or liabilities of the Issuer under the Notes or this Indenture, of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.
Section 11.7.    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES. Each of the parties to this Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Note Guarantees or this Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum or lack of jurisdiction of such court over any party to the maintenance of such action or proceeding. EACH OF THE PARTIES TO THIS INDENTURE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF UNDER OR IN CONNECTION WITH, THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 11.8.    No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan agreement or debt agreement of the Issuer or any of its Subsidiaries or of any other Person. Any such indenture, loan agreement or debt agreement may not be used to interpret this Indenture.
Section 11.9.    Successors. All agreements of the Issuer and the Guarantors in this Indenture and the Notes and the Note Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee in this Indenture shall bind their respective successors and assigns.
Section 11.10.    Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 11.11.    Execution in Counterparts. This Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic shall be deemed to be their original signatures for all purposes.
Section 11.12.    Table of Contents, Headings, Etc. The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.13.    Force Majeure. In no event shall the Trustee or any other Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, it being understood that the Trustee and each of the Agents shall use reasonable efforts which are consistent with accepted practices in the U.S. banking industry to resume performance as soon as practicable under the circumstances.
Section 11.14.    Legal Holidays. If any scheduled payment date with respect to the payment of principal, premium, if any, or interest on the Notes, including, without limitation, any interest payment date, redemption date, Stated Maturity or maturity date, falls on a day that is not a Business Day, then notwithstanding any other provision of this Indenture or of the Notes, the payment to be made on such payment date will be made on the next succeeding Business Day with the same force and effect as if made on such payment date, and no additional interest will accrue solely as a result of such delayed payment.
Section 11.15.    Benefit of this Indenture. Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Authenticating Agent, any Paying Agent, any Registrar and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.
Section 11.16.    U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee is required to obtain, verify and record information that identifies each person that establishes a relationship or opens an account with the Trustee. The Issuer agrees that it will provide the Trustee with such information as the Trustee may reasonably request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act. For purposes of this Section 11.16, “U.S.A. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as amended, and signed into law October 26, 2001. The provisions of this Section 11.16 are for the sole and exclusive benefit of the Trustee and no failure by the Issuer to comply with, or any breach of, this Section 11.16 shall constitute a Default, Event of Default or other default with respect to the Notes or under this Indenture, nor shall any person other than the Issuer and the Trustee have any rights under this Section 11.16.
Section 11.17.    Withholdings and Deductions. The Trustee and each Paying Agent will be entitled to make any withholding or deduction from payments to the extent necessary to comply with applicable law for which the Trustee and each Paying Agent shall not have any liability to the Issuer or any Holder or beneficial owner of the Notes.
[Signatures on following page]

Dated as of April 6, 2021.

    COMPANY

    ARCOSA, INC.

    By /s/ Gail M. Peck
    Name:    Gail M. Peck
    Title:    Senior Vice President, Finance and
    Treasurer

                        GUARANTORS

    ARCOSA AGGREGATES, INC.

    By /s/ Gail M. Peck
    Name:    Gail M. Peck
    Title:    Vice President and Treasurer

    ARCOSA CHERRY, LLC

    By /s/ Gail M. Peck
    Name:    Gail M. Peck
    Title:    Vice President and Treasurer

    ARCOSA LW, LLC

    By /s/ Gail M. Peck
    Name:    Gail M. Peck
    Title:    Vice President and Treasurer

    ARCOSA LWS, LLC

    By /s/ Gail M. Peck
    Name:    Gail M. Peck
    Title:    Vice President and Treasurer

    ARCOSA MARINE PRODUCTS, INC.

    By /s/ Gail M. Peck
    Name:    Gail M. Peck
    Title:    Vice President and Treasurer

[Signature Page to the Indenture]

ARCOSA MATERIALS HOLDINGS, INC.

    By /s/ Gail M. Peck
    Name:    Gail M. Peck
    Title:    Vice President and Treasurer

    ARCOSA MATERIALS, INC.

    By /s/ Gail M. Peck
    Name:    Gail M. Peck
    Title:    Vice President and Treasurer

ARCOSA MINING AND CONSTRUCTION EQUIPMENT, INC.

    By /s/ Gail M. Peck
    Name:    Gail M. Peck
    Title:    Vice President and Treasurer

    ARCOSA TANK, LLC

    By /s/ Gail M. Peck
    Name:    Gail M. Peck
    Title:    Vice President and Treasurer

    ARCOSA WIND TOWERS, INC.

    By /s/ Gail M. Peck
    Name:    Gail M. Peck
    Title:    Vice President and Treasurer

CHERRY CRUSHED CONCRETE, INC.

    By /s/ Gail M. Peck
    Name:    Gail M. Peck
    Title:    Vice President and Treasurer

    CHERRY INDUSTRIES, INC.

    By /s/ Gail M. Peck
    Name:    Gail M. Peck
    Title:    Vice President and Treasurer

[Signature Page to the Indenture]

HARRISON GYPSUM, LLC

    By /s/ Gail M. Peck
    Name:    Gail M. Peck
    Title:    Vice President and Treasurer

MEYER UTILITY STRUCTURES, LLC

    By /s/ Gail M. Peck__________________
    Name:    Gail M. Peck
    Title:    Vice President and Treasurer

[Signature Page to the Indenture]

Dated as of April 6, 2021.

Wells Fargo Bank, National Association, as Trustee

By: /s/ Corey J. Dahlstrand
Name: Corey J. Dahlstrand
Title: Corporate Trust Officer

[Signature Page to the Indenture]

APPENDIX A
PROVISIONS RELATING TO INITIAL NOTES AND
ADDITIONAL NOTES
Section 1.1    Definitions.
(a)    Capitalized Terms.
Capitalized terms used but not defined in this Appendix A have the meanings given to them in the Indenture. The following capitalized terms have the following meanings:
“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.
“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.
“Distribution Compliance Period,” with respect to any Note, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the date of issuance with respect to such Note or any predecessor of such Note.
“Euroclear” means Euroclear Bank S.A./N.Y., as operator of Euroclear Clearance System or any successor securities clearing agency.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Regulation S” means Regulation S promulgated under the Securities Act (including any successor provision thereto), as it may be amended from time to time.
“Rule 144” means Rule 144 promulgated under the Securities Act (including any successor provision thereto), as it may be amended from time to time.
“Rule 144A” means Rule 144A promulgated under the Securities Act (including any successor provision thereto), as it may be amended from time to time.
“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.
“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.
“U.S. person” means a “U.S. person” as defined in Regulation S.

(b)    Other Definitions.

Term:	Defined in Section:

“Agent Member”	2.1(c)
“Definitive Notes Legend”	2.2(e)
“ERISA Legend”	2.2(e)
“Global Note”	2.1(b)
“Global Notes Legend”	2.2(e)
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(a)
“Restricted Notes Legend”	2.2(e)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(a)

Section 2.1    Form and Dating
(a)    The Notes shall be issued initially in the form of one or more Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as provided herein. The Initial Notes issued on the date hereof shall be (i) offered and sold by the Issuer to the initial purchasers thereof and (ii) resold, initially, only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”). Additional Notes may also be considered to be Rule 144A Notes or Regulation S Notes, as applicable.
(b)    Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent Global Notes in definitive, fully registered form, numbered 144A-001 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more Global Notes, numbered S-001 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee (or an Authenticating Agent appointed by the Trustee in accordance with the Indenture) as provided in the Indenture. The Rule 144A Global Note, the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6 of the Indenture and Section 2.2(c) of this Appendix A.
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(c)    Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.
The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.2 of the Indenture and pursuant to an order of the Issuer signed by one Officer of the Issuer, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.
Members of, or participants and current holders in, the Depositary, Euroclear and Clearstream (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or any other custodian of the Depositary or under such Global Note, and the Depositary or its nominee may be treated by the Issuer, the Trustee and any agent of the Issuer, the Guarantors or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Subject to any provisions contained in the Indenture, the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members, to take any action that a Holder is entitled to take under the Indenture or the Notes. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Guarantors, the Trustee or any agent of the Issuer, the Guarantors or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.
(d)    Definitive Notes. Except as provided in Section 2.2 or Section 2.3 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.
Section 2.2    Transfer and Exchange.
(a)    Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:
(i)    to register the transfer of such Definitive Notes; or
(ii)    to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:
(1)    shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and
(2)    in the case of Transfer Restricted Notes, must be transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.2(b) of this Appendix A or otherwise in accordance with the Restricted Notes Legend, and be accompanied by a certification from the transferor in the form provided on the reverse side
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of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto. The transferor shall also provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.
(b)    Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, together with:
(i) a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto; and
(ii) written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If the applicable Global Note is not then outstanding, the Issuer shall issue and the Trustee shall authenticate, upon an Authentication Order, a new applicable Global Note in the appropriate principal amount.
(c)    Transfer and Exchange of Global Notes.
(i)    The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth in Section 2.2(d) of this Appendix A, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note, or another Global Note, and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.
(ii)    If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.
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(iii)    Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.3 of this Appendix A), a Global Note may not be transferred except as a whole and not in part if the transfer is by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.
(d)    Restrictions on Transfer of Global Notes; Voluntary Exchange of Interests in Transfer Restricted Global Notes for Interests in Unrestricted Global Notes.
(i)    Transfers by an owner of a beneficial interest in a Rule 144A Global Note to a transferee who takes delivery of such interest through another Transfer Restricted Global Note shall be made in accordance with the Applicable Procedures and the Restricted Notes Legend and only upon receipt by the Trustee of a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.
(ii)    During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures, the Restricted Notes Legend on such Regulation S Global Note and any applicable securities laws of any state of the U.S. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through a Rule 144A Global Note shall be made only in accordance with the Applicable Procedures and the Restricted Notes Legend and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period. Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of the Indenture.
(iii)    Upon the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in an Unrestricted Global Note upon certification in the form provided on the reverse side of the Form of Note in Exhibit A for an exchange from a Regulation S Global Note to an Unrestricted Global Note.
(iv)    Beneficial interests in a Transfer Restricted Note that is a Rule 144A Global Note may be exchanged for beneficial interests in an Unrestricted Global Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and/or upon delivery of such legal opinions, certifications and other information as the Issuer or the Trustee may reasonably request.
(v)    If no Unrestricted Global Note is outstanding at the time of a transfer contemplated by the preceding clauses (iii) and (iv), the Issuer shall issue and the Trustee shall authenticate, upon an Authentication Order, a new Unrestricted Global Note in the appropriate principal amount.
(e)    Legends.
(i)    Except as permitted by Section 2.2(d) and this Section 2.2(e) of this Appendix A, each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange
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therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]
Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):
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IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
Each Global Note shall bear the following additional legend (“Global Notes Legend”):
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
Each Note shall bear the following additional legend (“ERISA Legend”):
BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS; THAT NONE OF THE ISSUER, THE INITIAL PURCHASERS NOR ANY OF THEIR RESPECTIVE AFFILIATES IS A FIDUCIARY OF SUCH HOLDER IN CONNECTION WITH THE INITIAL PURCHASE AND SALE OF THE NOTES; AND THAT THE ISSUER IS NOT A FIDUCIARY OF SUCH HOLDER IN CONNECTION WITH ANY ACQUISITION OR HOLDING OF THE NOTES.
(ii)    Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the Restricted Notes Legend and the Definitive Notes Legend and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the
7

Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and provides such legal opinions, certifications and other information as the Issuer or the Trustee may reasonably request.
(v)    Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.
(f)    Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Registrar or the Custodian, to reflect such reduction.
(g)    Obligations with Respect to Transfers and Exchanges of Notes.
(i)    To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.
(ii)    No service charge shall be imposed in connection with any registration of transfer or exchange of the Notes (other than pursuant to Section 2.7 of the Indenture), but the Issuer may require payment of a sum sufficient to cover any documentary, stamp, similar issue or transfer tax or similar governmental charge payable in connection therewith (other than any such documentary, stamp, similar issue or transfer tax or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.6, 4.8, and 9.5 of the Indenture).
(iii)    Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.
(iv)    All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.
(v)    In order to effect any transfer or exchange of an interest in any Transfer Restricted Note for an interest in a Note that does not bear the Restricted Notes Legend and has not been registered under the Securities Act, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel, in form reasonably acceptable to the Registrar to the effect that no registration under the Securities Act is required in respect of such exchange or transfer or the re-sale of such interest by the beneficial holder thereof, shall be required to be delivered to the Registrar and the Trustee.
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(h)    No Obligation of the Trustee.
(i)    The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.
(ii)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
Section 2.3    Definitive Notes.
(a)    A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.1 may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.2 of this Appendix A and (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as a Depositary for such Global Note or at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Issuer within 90 days of such notice or after the Issuer becomes aware of such cessation, or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depositary. In addition, any Affiliate of the Issuer or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note by providing a written request to the Issuer and the Trustee and such Opinions of Counsel, certificates or other information as may be required by the Indenture or the Issuer or Trustee.
(b)    Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.3 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.3 shall be executed, authenticated and delivered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in a Global Note that is a Transfer Restricted Note shall, except as otherwise provided by Section 2.2(e) of this Appendix A, bear the Restricted Notes Legend.
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(c)    The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.
(d)    In the event of the occurrence of any of the events specified in Section 2.3(a) of this Appendix A, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.
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EXHIBIT A
FORM OF NOTE
4.375% Senior Notes due 2029
[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]
[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]
[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]
[Insert the ERISA Legend, if applicable, pursuant to the provisions of the Indenture]

[Face of Note]
CUSIP/ISIN1
4.375% Senior Notes due 2029

No. ________	$____________

Arcosa, Inc.
promises to pay to [Cede & Co.]2 or registered assigns, the principal sum of ________________________ DOLLARS on April 15, 2029.
Interest Payment Dates: April 15 and October 15
Record Dates: April 1 and October 1
Dated: April 6, 2021
1     Rule 144A Note CUSIP: 039653AA8
Rule 144A Note ISIN: US039653AA89
Regulation S Note CUSIP: U2214LAA6
Regulation S Note ISIN: USU2214LAA62
2     Insert in Global Notes
Exhibit A-1

    IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated: April 6, 2021

ARCOSA, INC.
By:
Name:
Title:

Exhibit A-1

CERTIFICATE OF AUTHENTICATION
This is one of the Notes referred to in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated: April 6, 2021

Exhibit A-2

[Back of Note]
4.375% Senior Notes due 2029
Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
(1)    Interest. Arcosa, Inc., a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at 4.375% per annum from April 6, 2021 until maturity. The Issuer shall pay interest semi-annually in arrears on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be October 15, 2021. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.
(2)    Method Of Payment. The Issuer shall pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the April 1 or October 1 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12(b) of the Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes shall be payable at the office or agency of the Issuer maintained for such purpose within the contiguous United States, or, at the option of the Issuer, payment of interest and premium, if any, may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if any, and interest on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.
(3)    Paying Agent and Registrar. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act in the capacity of Paying Agent or Registrar.
(4)    Indenture. The Issuer issued the Notes under an Indenture, dated as of April 6, 2021 (as amended or supplemented from time to time, the “Indenture”), among the Issuer, the Guarantors named therein and the Trustee. The terms of this Note include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Issuer.
(5)    Optional Redemption.
(a)    Other than as set forth below, the Notes are not redeemable prior to maturity.
(b)     At any time prior to April 15, 2024, the Issuer may redeem the Notes in whole or in part, at its option, upon notice pursuant to Section 3.3 of the Indenture, at a redemption price equal to 100% of
Exhibit A-3

the principal amount of such Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date.
At any time and from time to time prior to April 15, 2024, the Issuer may, upon notice pursuant to Section 3.3, redeem Notes in an amount not to exceed the Net Cash Proceeds received by the Issuer from any Equity Offering at a redemption price equal to 104.375% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes); provided that:
(1)    in each case the redemption takes place not later than 120 days after the closing of the related Equity Offering, and
(2)    not less than 60% of the aggregate principal amount of the then-outstanding Notes issued under the Indenture remains outstanding immediately thereafter (including Additional Notes but excluding Notes held by the Issuer or any of its Subsidiaries).
(c)    At any time and from time to time on or after April 15, 2024, the Issuer may redeem the Notes in whole or in part, upon notice pursuant to Section 3.3 of the Indenture, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the year indicated below:

Year	Percentage
2024	102.188%
2025	101.458%
2026	100.729%
2027 and thereafter	100.000%

(d)    Notwithstanding the foregoing, in connection with any tender offer for the Notes, or other offer to purchase the Notes made to all Holders, including a Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and the Issuer or a third-party in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer (including a Change of Control Offer or other offer to purchase the Notes made to all Holders) plus, to the extent not included in the tender offer payment (or payment pursuant to the Change of Control Offer or other offer to purchase the Notes made to all Holders), accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.
(e)    If the optional redemption date is on or after a record date and on or before the corresponding interest payment date, the accrued and unpaid interest up to, but excluding, the redemption date will be paid on the redemption date to the Holder in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.
(f)    Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Article III of the Indenture.
(6)    Repurchase at the Option of Holder.
Exhibit A-4

(a)     In the event that the Issuer or a Subsidiary is required to commence an offer to all Holders to purchase Notes pursuant to Section 4.8 of the Indenture, it will comply with the terms set forth in the Indenture.
(b)    If a Change of Control Triggering Event occurs, unless a third party makes a Change of Control Offer as described below or the Issuer has previously delivered a redemption notice with respect to all the outstanding Notes pursuant to Section 3.7 of the Indenture, the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose name the Notes are registered at the close of business on such record date will receive the interest due on the repurchase date. Within 30 days following any Change of Control Triggering Event, the Issuer will deliver or cause to be delivered a notice of such Change of Control Offer electronically in accordance with the applicable procedures of DTC or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice, except in the case of a conditional Change of Control Offer made in advance of a Change of Control Triggering Event as described below.
(7)    Notice of Redemption. Notice of redemption will be delivered at least 15 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 unless all of the Notes held by a Holder are to be redeemed and provided that any unredeemed portion of a Note is equal to $2,000 or a multiple of $1,000 in excess thereof. On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption as long as the Issuer has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.
Notices of redemption will be delivered at least 15 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC (with a copy to the Trustee), except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a legal or covenant defeasance of the Notes or a satisfaction and discharge of the Indenture
(8)    Denominations, Transfer, Exchange. The Notes shall be issuable only in fully registered form in minimum denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) fifteen (15) calendar days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.
(9)    Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.
(10)    Amendment, Supplement and Waiver. Subject to certain exceptions contained in the Indenture, the Indenture and the Notes may be amended, or a Default thereunder may be waived, with the consent of the
Exhibit A-5

Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes as provided in the Indenture.
(11)    Defaults and Remedies. If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer or certain Guarantors) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 25.0% in aggregate principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, and any other monetary obligations on all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, premium, interest and other monetary obligations will be due and payable immediately. If a bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (or any group of Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries, would constitute a Significant Subsidiary) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest and any other monetary obligations on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.
(12)    Trustee Dealings with the Issuer. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer, the Guarantors or their Affiliates of the Issuer with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Issuer and its Affiliates and Subsidiaries.
(13)    No Recourse Against Others. No past, present or future director, officer, employee, incorporator or shareholder of the Issuer or any of its Subsidiaries or Affiliates, as such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
(14)    Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
(15)    Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
(16)    CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.
(17)    Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
Arcosa, Inc.
Exhibit A-6

500 N. Akard Street, Suite 400
Dallas, Texas 75201
Attention: [Corporate Secretary and Associate General Counsel, Mark Elmore]

Exhibit A-7

ASSIGNMENT FORM
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.
Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* PARTICIPANT IN A RECOGNIZED SIGNATURE GUARANTEE MEDALLION PROGRAM
(OR OTHER SIGNATURE GUARANTOR ACCEPTABLE TO THE TRUSTEE).
Exhibit A-8

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.8 (Change of Control Offer) of the Indenture, check the box below:

Section 4.8

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.8 of the Indenture, state the amount you elect to have purchased:

$____________

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* PARTICIPANT IN A RECOGNIZED SIGNATURE GUARANTEE MEDALLION PROGRAM
(OR OTHER SIGNATURE GUARANTOR ACCEPTABLE TO THE TRUSTEE).
Exhibit A-8

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*
The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*    This schedule should be included only if the Note is issued in global form.
Exhibit A-9

EXHIBIT B
FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS
[ ] Supplemental Indenture (this “Supplemental Indenture”), dated as of [__________] [__], 20[__], among _________________ (the “Guaranteeing Subsidiary”), a subsidiary of Arcosa, Inc., a Delaware corporation (the “Company”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, each of the Issuer and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of April 6, 2021, providing for the issuance of an unlimited aggregate principal amount of 4.375% Senior Notes due 2029 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and
WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders of the Notes.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article X thereof.
3.    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
4.    Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF UNDER OR IN CONNECTION WITH, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
5.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
Exhibit B-1

6.    Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
7.    The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.
IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:
Exhibit B-2

EXHIBIT C

[FORM OF CERTIFICATE OF TRANSFER]
Arcosa, Inc.
500 N. Akard Street, Suite 400
Dallas, Texas 75201
Attention: Corporate Secretary and Associate General Counsel, Mark Elmore

Wells Fargo Bank, National Association
Attn: DAPS – Reorg
600 South 4th Street – 7th Floor
Minneapolis, MN 55415
Facsimile: (866) 969-1290
Phone: (800) 344-5128
Email: DAPSReorg@wellsfargo.com
Re: 4.375% Senior Notes due 2029
Reference is hereby made to the Indenture, dated as of April 6, 2021 (the “Indenture”), by and among the Company, the Subsidiary Guarantors thereto and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
[●] (the “Transferor”) owns and proposes to transfer the Security[ies] or interest in such Security[ies] specified in Annex A hereto, in the principal amount of $[●] in such Security[ies] or interests (the “Transfer”), to [●] (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
1.    [_] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL SECURITY OR A DEFINITIVE SECURITY PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Security is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Security for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.
2.    [_] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL SECURITY OR A DEFINITIVE SECURITY PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction
Exhibit C-1

was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the 40-day distribution compliance period (as defined in Regulation S), the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser of the Securities). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.
3.    [Reserved]
4.    [_] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN A DEFINITIVE SECURITY PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Securities and Restricted Definitive Securities and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
(a)    [_] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;
(b)    [_] such Transfer is being effected to the Issuer or the Co-Issuer or a subsidiary thereof; or
(c)    [_] such Transfer is being effected pursuant to an effective registration statement under the Securities Act, and in compliance with the prospectus delivery requirements of the Securities Act.
5.    [_] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL SECURITY OR OF AN UNRESTRICTED DEFINITIVE SECURITY.
(a)    [_] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Securities, on Restricted Definitive Securities and in the Indenture.
(b)    [_] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Securities, on Restricted Definitive Securities and in the Indenture.
Exhibit C-2

(c)    [_] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Securities or Restricted Definitive Securities and in the Indenture.
This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.
[Insert Name of Transferor]
By:    [●]
    Name:[●]
    Title:[●]
Dated: [●]
Exhibit C-3